UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RACKSPACE HOSTING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

Dear Fellow Stockholders:

We are pleased to enclose your Notice of Annual Meeting of Stockholders and Proxy Statement for the 2013 Annual Meeting of Stockholders of Rackspace Hosting, Inc. to be held at 8:30 a.m., CDT, on May 2, 2013, at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218. The Company’s Annual Report for the fiscal year ended December 31, 2012 is also enclosed with these materials.

The Board of Directors hopes that you will be able to attend the Annual Meeting. We look forward to meeting each of you and discussing with you the events that occurred during our past fiscal year and our current prospects. Whether or not you are able to attend in person or otherwise be represented, we urge you to vote by signing the enclosed proxy card and mailing it in the accompanying stamped envelope at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the proxy card. If you prefer, you may also vote your shares by internet or by telephone by following the instructions on your proxy card. We urge you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the Annual Meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card which was mailed on or about April 5, 2013, and by notifying you of the availability of the proxy materials on the internet. This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including financial statements, are available on the Internet at www.rackspace.com/proxy.

Sincerely yours,

Graham Weston

Chairman of the Board of Directors

Date: April 5, 2013

Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 2, 2013

Notice is hereby given that the 2013 Annual Meeting of Stockholders of Rackspace Hosting, Inc. will be held on Thursday, May 2, 2013 at 8:30 a.m., CDT, at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218. We are holding the meeting to:

1.	Elect three Class II directors to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	Ratify the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

3.	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on March 8, 2013, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Antonio, Texas for ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report are first being mailed to stockholders on or about April 5, 2013.

By Order of the Board of Directors,

William Alberts

Corporate Secretary

April 5, 2013

San Antonio, Texas

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 2, 2013: This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including financial statements, are available on the Internet at www.rackspace.com/proxy. Under rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Rackspace Hosting, Inc

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 2, 2013

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for our 2013 Annual Meeting of Stockholders to be held on Thursday, May 2, 2013 at 8:30 a.m., CDT at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2013 Annual Report are being distributed and made available on or about April 5, 2013. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. When used in this proxy statement, the terms “we,” “us,” “our” and “the Company” mean Rackspace Hosting, Inc. and its divisions and subsidiaries.

QUESTIONS AND ANSWERS

What is included in the materials sent to you and posted on our website?

The materials include:

•	Our proxy statement for the Annual Meeting and a proxy card; and

•	Our 2012 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2012.

What matters am I being asked to vote on at the Annual Meeting?

At the Annual Meeting, you will be asked to:

•

Elect three Class II directors, A. Lanham Napier, George J. Still, Jr. and Michael Sam Gilliland, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

•	Ratify the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

What is our Board of Directors’ voting recommendations?

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board, and “FOR” the ratification of the appointment of KPMG LLP.

How can I attend and vote at the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Rackspace stockholder as of the close of business on March 8, 2013, the “Record Date”, or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. You may obtain directions to attend the Annual Meeting by contacting our reception desk at 210-312-4600. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to May 2, 2013, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the Annual Meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting.

At the close of business on the Record Date, we had approximately 138,007,315 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

The meeting will begin at 8:30 a.m., CDT. Check-in will begin at 7:30 a.m, CDT and you should allow ample time for the check-in procedures.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent you the proxy materials directly.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy statement was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of our issued and outstanding shares on the Record Date must be present at the meeting or represented by proxy in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and entitled to vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card by mail.

How do I vote?

Most stockholders have a choice of voting in one of four ways:

•	over the Internet;

•	using a toll-free telephone number;

•	completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided (if you received paper copies of the proxy materials); or

•	in person at the meeting.

The telephone and Internet voting facilities for Stockholders of Record will close at 11:59 p.m. Eastern Standard Time on May 1, 2013. Your vote, including any votes delivered by mail should you receive paper copies of your proxy materials and mail your proxy/voting instruction card, must be received by 11:59 p.m. Easter Standard Time on May 1, 2013 in order to be counted. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Please read the instructions on the Notice, proxy card or the information sent by your broker or bank if you hold your shares in street name, your bank or broker will send you a separate package describing the procedures and options for voting your shares.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange, or NYSE, the organization that holds your shares may generally vote on “routine” matters. This is known as “broker discretionary voting.” However, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine matter,” the organization will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Which ballot measures are considered “routine” or “non-routine”?

We believe that Proposal 2 (approval of auditors) will be considered routine under NYSE rules, which means that the bank or brokerage firm that holds your shares may vote your shares in its discretion. Proposal 1 (election of directors) is considered a non-routine matter. Accordingly, if you are not the stockholder of record, the organization that holds your shares may not vote with respect to the election of directors if you have not provided instructions. We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” any matter being voted on at the Annual Meeting, except in elections of directors where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	A majority of the votes duly cast is required for the election of directors. The number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee for the nominee to be elected as a director of the Company to serve a three year term or until his or her successor has been duly elected and qualified. You may vote “FOR” “AGAINST” OR “ABSTAIN” on each of the three nominees for election as director. Only votes “FOR” will affect the outcome. A broker non-vote or a properly executed proxy marked “ABSTAIN” with respect to the election of a Class II director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum. The Board of Directors recommends that you vote your shares “FOR” each of the three nominees listed in Proposal 1.

Proposal 2—Ratification of appointment of independent registered public accounting firm	You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote. The Board of Directors recommends that you vote your shares “FOR” Proposal 2.

Can I revoke or change my vote after I have voted?

Subject to any rules your broker, trustee or nominee may have, you may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date by signing and returning a new proxy card over the Internet, by mail or by telephone with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in our Current Report on Form 8-K to be filed within four business days of the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the costs of solicitation of proxies. We have engaged Innisfree M&A Incorporated to assist us with the solicitation of proxies and expect to pay Innisfree less than $50,000 for their services. In addition to solicitations by mail, Innisfree and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How may I obtain a separate copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Accordingly, a single Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement to any stockholder of a shared address to which a single copy of this document was delivered. If any stockholders of a shared address wish to receive a separate proxy statement, they may contact our Corporate Secretary by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, if by email to secretary@rackspace.com or if by phone to (210) 312-4000. If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements by contacting our Corporate Secretary.

PROPOSAL 1—ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of nine directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal.

Class II Directors

The terms of the Class II directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the three current Class II members of the Board of Directors, A. Lanham Napier, George J. Still, Jr., and Michael Sam Gilliland. We do not know of any reason why any of the nominees would be unable to serve as a director. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2016 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

The names and certain information about the nominee directors and the continuing directors in each of the other two classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class II directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

Each candidate must receive a majority of the affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting in order to be elected Class II directors to serve for a three-year term and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Corporate Strategy

We are focused on creating sustainable competitive advantage in four key areas. First, our vision is to be recognized as one of the world’s great service companies. Because companies must trust their cloud computing provider with their mission-critical IT assets, service reputation is a key selection criterion. Second, our singular focus is to provide cloud computing services, which enables us to operate with a financial discipline that keeps costs low, thereby generating returns that exceed our cost of capital. Third, our portfolio approach to services allows customers to select the solution that best fits their requirements. Fourth, we are committed to open technology standards, which address one of the main barriers to adoption of cloud computing: the customer’s fear of being locked in to a particular vendor who then wields great power to raise prices and stifle innovation. These key principles form the foundation of our business model. The competencies we seek in our directors must support these key principles.

The Nominating and Governance Committee oversees the evaluation of individual board members, committees, and the whole board, with the assistance of a third-party facilitator when needed. The evaluation seeks to ascertain, among other things, whether the board and its committees are functioning effectively and have the necessary skills, backgrounds, and experiences to meet the evolving needs of Rackspace.

Qualifications for All Directors

To be considered for board membership, all individual directors of Rackspace Hosting, Inc. should possess wisdom and financial literacy. Our Board believes that directors should be committed to representing the long-term interests of all stockholders. The directors we seek must exhibit a commitment of both time and active attention to fulfill their fiduciary obligations. Generally, this means that directors should ensure that they have the time to prepare for meetings; attend board and committee meetings and the annual meeting of stockholders; consult with management as needed; and address crises should they arise.

We also expect our directors to stay informed about issues that are relevant to our company. Ongoing director education provided either by the company or by a third party is an important part of this requirement. The committee reviews its effectiveness in balancing these considerations when assessing the composition of the board.

Below we identify the key qualifications and skills our directors bring to the board that are important in light of our strategic direction. The directors’ individual qualifications and skills that the Board considered in their renomination are included in the directors’ individual biographies.

•	Leadership/management experience

•	Industry experience

•	Finance experience

•	Accounting experience

•	Real estate transaction experience

•	Customer service experience

•	Strategy formation experience

•	International business experience

•	Corporate governance experience

•	Technology experience

Board Skills Matrix

The chart below summarizes the specific qualifications, attributes, and skills for each director. An “X” in the chart below indicates that the item is a specific reason that the director has been nominated to serve on the board. The lack of an “X” does not mean the director does not possess that qualification or skill. Rather, an “X” indicates a specific area of focus or expertise of a director on which the board currently relies.

Required Expertise

Board of Directors
	Bishkin	Reichheld	Mellin	Napier	Still	Gilliland	Weston	Moe	Moorman
	Class I	Class I	Class I	Class II	Class II	Class II	Class III	Class III	Class III
Leadership/Management	X	X	X	X	X	X	X	X	X
Industry	X			X	X		X		X
Finance	X		X	X	X	X	X	X
Accounting			X	X		X		X
Real estate	X				X		X
Customer service		X		X		X	X		X
Strategy formation		X		X			X		X
International business			X	X		X			X
Corporate governance	X		X					X
Technology				X	X	X	X		X

Nominees for Class II Directors

The name and age as of March 8, 2013 of each nominee director, his position with us, the year in which he first became a director and certain biographical information is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
A. Lanham Napier	42	Director	2001
George J. Still, Jr.	55	Director	2006
Michael Sam Gilliland	50	Director	2011

A. Lanham Napier has served as a member of our Board of Directors since August 2001. Mr. Napier has also served our Chief Executive Officer since April 2006. He served as our President from August 2001 until December 8, 2011 and Chief Financial Officer from May 2000 to January 2003. Mr. Napier received his B.A. in Economics from Rice University and his M.B.A. from Harvard University.

Mr. Napier’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and leadership through his experience as our Chief Executive Officer and extensive industry experience through his direct involvement in our operations since joining Rackspace in 2000. These attributes give him the experience, qualifications, attributes, and skills to serve on and help lead the Board. Mr. Napier provides leadership to our Board in a number of ways, including working with the Independent Lead Director on setting necessary and appropriate agenda items for meetings of the Board with input from other directors, suggesting and managing the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board, and providing strategic vision.

George J. Still, Jr. has served as a member of our Board of Directors since November 2006. He initially led the Company’s first institutional venture financing in 2000 as a partner at Norwest Venture Partners, a venture capital firm. Mr. Still joined Norwest in 1989 and has served as a managing partner there since October 1994, where he focuses on investments in software, services, systems and consumer/Internet technologies. He also serves on the Boards of other private companies. Previously, Mr. Still worked for Ernst & Young, an accounting firm, in San Francisco and later as a Partner with Centennial Funds, a venture capital firm based in Denver, Colorado. Mr. Still served as a director of the National Venture Capital Association from 1995 to 2000 and on the Stanford Business School Venture Capital Trust from 1997 to 2001. Mr. Still is a member of our Compensation Committee, our Nominating and Governance Committee and our Real Estate and Finance Committee. Mr. Still also serves on the Board of Directors for the Lucile Packard Foundation for Children’s Health. He received his B.S. from Pennsylvania State University and his M.B.A. from Dartmouth College, where he currently serves on the Board of Advisors of the Center for Private Equity and Entrepreneurship, Tuck School of Business.

Mr. Still’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and expertise gained through his experience as a managing partner with a large venture capital firm, the knowledge and experience he has attained through his service on other boards, and the knowledge and experience he has attained through his service on our Board since 2006.

Michael Sam Gilliland has served as a member of our Board of Directors since August 2011. Since 2003, Mr. Gilliland has been Chairman and Chief Executive Officer of Sabre Holdings, a global travel technology company, where he has led more than 10,000 employees in 60 countries, spanning all segments of the travel industry. He was appointed to the role in 2003. Prior to that, Mr. Gilliland served in several senior leadership positions at Sabre Holdings including president and CEO of Travelocity, executive vice president and chief marketing officer of Sabre Holdings, group president of Sabre Airline Solutions, and senior vice president and general manager of Sabre Business Travel Solutions, a start-up venture within the company. Before joining Sabre Holdings in 1988, Mr. Gilliland worked as an electrical engineer for Lockheed Missiles and Space in Austin, Texas. Mr. Gilliland was appointed to the President’s Management Advisory Board by U.S. President, Barack

Obama, in March 2011 and, in 2012 was appointed to serve as vice chair during a third term on the U.S. Commerce Department’s Travel and Tourism Advisory Committee to Secretary of Commerce John Bryson. Also in 2012, Mr. Gilliland joined the Energy Security Leadership Council (ESLC), a group of prominent business and military leaders who support long-term policies to reduce U.S. oil dependence. Mr. Gilliland holds an M.B.A. from the University of Texas at Dallas and a bachelor’s degree in electrical engineering from the University of Kansas.

Mr. Gilliland’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy, leadership and expertise gained through his experience as Chairman and Chief Executive Officer of a technology company in both the public and private contexts during periods of global economic growth as well as the most recent economic recession. Additionally, Mr. Gilliland’s experience in the travel industry since 1988 has provided him with a distinct expertise and insight in the area of customer service. Sabre Holdings has few equals in any industry in terms of technology scale and utilization. As such he is uniquely qualified to contribute to the oversight and strategic direction of our company.

Directors Not Standing for Election

The names and certain biographical information as of March 8, 2013 about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting and are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since	Director Class	End of Current Term
S. James Bishkin	55	Director	2005	Class I Director	2015
Fred Reichheld	61	Director	2008	Class I Director	2015
Mark P. Mellin	52	Director	2009	Class I Director	2015
Graham Weston	48	Chairman of the Board	2001	Class III Director	2014
Palmer L. Moe	69	Lead Director	2001	Class III Director	2014
Lewis J. Moorman	42	President, Chief Strategy Officer and Director	2011	Class III Director	2014

S. James Bishkin has served as a member of our Board of Directors since November 2005. He has served as the president of the general partner of Isom Capital Partners I through IV, whose primary purposes were to manage their investments in Rackspace, since December 1999, November 2000, November 2000, and October 2005, respectively, until September 2009 (Isom Capital Partners I and II) and November 2009 (Isom Capital Partners III and IV). From 1999 until 2002, he was a development partner with Shurgard Storage Centers, a real estate investment trust. Prior to that he founded and served as President of Emmis Mortgage, a company specializing in the acquisition of real estate backed commercial paper. Mr. Bishkin has been active in various real estate development and acquisition partnerships since 1983. Mr. Bishkin is the Chairman of our Real Estate and Finance Committee and serves as a member of our Nominating and Governance Committee. He received his B.A. from the University of Texas in Austin and his M.B.A from Southern Methodist University.

Mr. Bishkin’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and managerial experience attained through his real estate development and investment business, in-depth knowledge of real-estate related transactions and financings, and the knowledge and experience he has attained through his service on our Board since 2005.

Fred Reichheld has served as a member of our Board of Directors since November 2008. Since 1977, Mr. Reichheld has been employed at Bain & Company, Inc., a global business consulting firm, and was elected to the partnership at Bain in 1982. Mr. Reichheld founded Bain’s Loyalty practice, which helps clients achieve superior results through improvements in customer, employee, partner, and investor loyalty, and has also served in a variety of other roles, including as a member of Bain & Company’s Worldwide Management, Nominating, and Compensation Committees. In January 1999, he was elected by the firm to become the first Bain Fellow.

Mr. Reichheld is a frequent speaker to major business forums and groups of CEOs and senior executives worldwide and has authored several books, including The Loyalty Effect: The Hidden Force Behind Growth, Profits, and Lasting Value (Harvard Business School Press, 1996), The Loyalty Rules!: How Today’s Leaders Build Lasting Relationships (Harvard Business School Press 2003), and The Ultimate Question, (Harvard Business School Press, 2006) and The Ultimate Question 2.0 (Harvard Business School Press 2011). Mr. Reichheld is Chairman of our Service & Strategy Committee. He received his B.A. from Harvard College and his M.B.A. from Harvard Business School.

Mr. Reichheld’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and managerial experience attained through his partnership at a large management consulting firm and as an advisor on customer loyalty to several large corporations, expertise in measuring customer satisfaction, customer retention and its link to revenue growth and profitability, and the knowledge and experience he has attained through his service on our Board since 2008.

Mark P. Mellin has served as a member of our Board of Directors since May 2009. Mr. Mellin is a certified public accountant (CPA) and has been employed at Vidacare Corporation, a San Antonio, Texas based medical device company since December 2009, where he currently serves as the President and Chief Executive Officer. Mr. Mellin previously was the managing partner of the San Antonio office of Arthur Andersen LLP, an international accounting and consulting firm he was with from September 1982 to August 2002. During his tenure at Arthur Andersen, Mr. Mellin oversaw the operations of the audit, tax and consulting practice of the San Antonio office and served as an auditor and financial advisor to numerous public and private companies. Mr. Mellin was Senior Vice President and Chief Financial Officer of Ilex Oncology, Inc., a publicly traded bio-pharmaceutical company, from September 2002 to December 2004 until its acquisition by Genzyme Corporation. At different points from January 2005 through December 2009, Mr. Mellin worked as a financial consultant, providing among other things, regulatory reporting and merger and acquisition assistance. Mr. Mellin is Chairman of our Audit Committee. He received his B.B.A. in accounting from the University of Texas in Austin in 1982 and his CPA license from the state of Texas in 1984.

Mr. Mellin’s pertinent experience, qualifications, attributes, and skills include: financial literacy and managerial experience attained through his partnership at a large independent accounting firm including as an office managing partner, as a President and Chief Executive Officer of a private company with a global marketing presence, and as a Chief Financial Officer of a public company, and the knowledge and experience he has attained through his service on our Board since 2009 as Audit Committee Chairman.

Graham Weston, our Chairman of the Board, provided seed capital for the formation of our business in December 1998 and acted as our Chairman or Co-Chairman (or its functional equivalent for our predecessor entities) since that time and as our Chief Executive Officer (or its functional equivalent for our predecessor entities) from July 1999 to August 2006. Prior to joining Rackspace, Mr. Weston led the creation of and managed a number of startup ventures. Mr. Weston is also the Chief Executive Officer of Weston Properties, a real estate company that owns or manages industrial and office properties. Mr. Weston serves as a member of our Real Estate and Finance Committee and our Service and Strategy Committee. He received his B.S. degree from Texas A&M University.

Mr. Weston’s pertinent experience, qualifications, attributes, and skills include: the knowledge and experience he has attained as an entrepreneur and private investor, real estate owner and operator and the knowledge and experience he has attained through his service as a Rackspace early stage investor, Chief Executive Officer and as Chairman of the Board.

Palmer L. Moe has served as a member of our Board of Directors since August 2001. Mr. Moe is also the Managing Director of Kronkosky Charitable Foundation in San Antonio, Texas, a position he has held since 1997. Mr. Moe was a partner of Arthur Andersen & Co., an accounting firm, and worked in its San Antonio, Houston and

Denver offices from 1965 to 1983. From 1983 until 1992, he served as President and Chief Operating Officer and a director of Valero Energy Corporation, an energy company. Mr. Moe is our Lead Director, Chairman of our Compensation Committee and our Nominating and Corporate Governance Committee and serves as a member of our Audit Committee. Mr. Moe also serves on the Board of Directors of a private company. He received his Bachelor’s Degree in Accounting from the University of Denver and completed the Senior Executive Development Course at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology.

Mr. Moe’s pertinent experience, qualifications, attributes, and skills include: financial literacy and managerial experience attained through his service as an office managing partner at Arthur Andersen and Co. and as President and Chief Operating Officer of Valero Energy Corporation, the knowledge and experience he has attained through service on the boards of other private and public companies, including committee chairmanships and the knowledge and experience he has attained through his service on our Board and chairmanship of certain of its committees since 2001.

Lewis J. Moorman has served a member of our Board of Directors since August 2001. Mr. Moorman has also served as our President since December 8, 2011 and as our Chief Strategy Officer since April 2008. Prior to that time, Mr. Moorman served as our President, The Cloud from February 2009 to December 2011, as our Senior Vice President, Strategy and Corporate Development from January 2004 until April 2008, as our Chief Marketing Officer from 2001 to December 2003 and as our Vice President, Strategy and Product Development from 2000 to 2001. Before joining Rackspace, Mr. Moorman held several positions at the management consulting firm McKinsey & Company, advising a variety of high technology clients on critical strategic issues. Mr. Moorman received his B.A. from Duke University and his J.D. from Stanford Law School.

Mr. Moorman’s pertinent experience, qualifications, attributes, and skills include: J.D., leadership and expertise gained through his global experience as our President and Chief Strategy Officer, and the knowledge and experience he has attained in technology, marketing, product, corporate development and the cloud computing and hosting industry through his continued service with our company since 2000.

Board Composition

Pursuant to our Amended and Restated Certificate of Incorporation, we have a “staggered” or classified Board, which is divided into three classes. Each class is elected at an annual meeting of stockholders and holds office for a three-year term. We believe that the classified structure offers several advantages to our company and our stockholders, including promoting Board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of our Board members will always have prior experience with our company. However, our main reasoning for structuring our Board as a classified Board is that it provides effective protection against unwanted takeovers and proxy contests, thereby encouraging a reasoned negotiation to take place in those situations, which our Board believes would maximize stockholder return.

While our Board recognizes that some believe that a classified structure does not enable stockholders to express a view on each director’s performance through an annual vote, thereby reducing directors’ accountability to stockholders, and that some institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies, our Board believes that the benefits provided by a classified Board far exceed any potential detriments.

Our Board has also assessed the current makeup of the Board and, while it believes the makeup is strong, we continue to look for members that can add additional depth of knowledge and experience in leading our Company.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Real Estate and Finance Committee and a Service and Strategy Committee. Pursuant to our Amended and Restated Bylaws, our Board may establish other committees to facilitate the management of our business and operations.

Audit Committee

Our Audit Committee consists of Mark P. Mellin (Chairman), Michael Sam Gilliland, and Palmer L. Moe. Our Board has determined that each member of our Audit Committee meets the requirements for audit committee independence purposes and financial literacy under the rules and regulations of the SEC, and the listing requirements of the NYSE, as well as audit committee financial expert under SEC rules and regulations and the financial sophistication requirements of the NYSE. No member of our Audit Committee serves on the audit committees of more than three other public companies. Our Audit Committee is responsible for, among other things, selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors; evaluating the qualifications, performance, and independence of our independent auditors; monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing the adequacy and effectiveness of our internal control policies and procedures; discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and preparing the Audit Committee report that the SEC requires in our annual proxy statement.

The Audit Committee acts under a written charter adopted and approved by our Board of Directors. A copy of the charter of our Audit Committee is available on our website located at http://ir.rackspace.com. The Report of the Audit Committee of the Board of Directors is located on page 20 of this proxy statement.

Compensation Committee

Our Compensation Committee consists of Palmer L. Moe (Chairman), Michael Sam Gilliland, and George J. Still, Jr. Our Board has determined that each member of our Compensation Committee meets the requirements for independence under the current requirements of the NYSE, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Compensation Committee is responsible for, among other things, reviewing and recommending to our Board for approval, the salary, bonus, incentive, and equity compensation for our Chief Executive Officer, and compensation programs for our outside directors; approving the salary, bonus, incentive, and equity compensation for all of our other executive officers; administering our equity incentive plans, including our Amended and Restated 2007 Long-Term Incentive Plan and 2008 Employee Stock Purchase Plan; and reviewing and approving the compensation discussion and analysis and Compensation Committee report that the SEC requires in our annual proxy statement. The Compensation Committee may form subcommittees for any purpose that it deems appropriate and may delegate to those subcommittees such power and authority as it deems appropriate.

The Compensation Committee acts under a written charter adopted and approved by our Board. A copy of the charter of our Compensation Committee is available on our website located at http://ir.rackspace.com. The Report of the Compensation Committee is located on page 38 of this proxy statement.

Members of our Board that are not on the Compensation Committee are invited, and frequently attend, our Compensation Committee meetings.

Nominating and Governance Committee

Our Board has established a Nominating and Governance Committee that consists of Palmer L. Moe (Chairman), George J. Still, Jr., and S. James Bishkin. Our Board has determined that each designated member of our Nominating and Governance Committee meets the requirements for independence under the requirements of the NYSE. The Nominating and Governance Committee is responsible for, among other things, developing and recommending to our Board our corporate governance guidelines, identifying individuals qualified to become Board members, overseeing the evaluation of the performance of the Board, selecting the director nominees for the next annual meeting of stockholders, and selecting director candidates to fill any vacancies on the Board.

The Nominating and Governance Committee acts under a written charter adopted and approved by our Board. A copy of the charter of our Nominating and Governance Committee is available on our website located at http://ir.rackspace.com.

Members of our Board that are not on the Nominating and Governance Committee are invited, and frequently attend, our Nominating and Governance Committee meetings.

Real Estate and Finance Committee

Our Real Estate and Finance Committee consists of S. James Bishkin (Chairman), Graham Weston, and George J. Still, Jr. The Real Estate and Finance Committee is responsible for developing plans and making recommendations to our Board of Directors with respect to various financing and real estate issues. During 2012, the Real Estate and Finance Committee dealt mainly with the review and approval of leases for our data centers and corporate facilities.

Service & Strategy Committee

Our Service & Strategy Committee consists of Fred Reichheld (Chairman), Lewis J. Moorman and Graham Weston. The Service & Strategy Committee is responsible for developing plans and strategies relating to improvements in our business service model, and making recommendations to our Board relating to related initiatives.

Board Meetings and Attendance

The Board of Directors held eight meetings during the year ended December 31, 2012. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served during the period for which he was a director or committee member, respectively. The following table sets forth the standing committees of the Board of Directors, the number of meetings held by each committee in 2012 and the membership of each committee during the year ended December 31, 2012. Mr. Napier is omitted from the table below as he is not a member of any of the current standing committees of the Board of Directors.

Name	Audit	Compensation	Nominating and Governance	Real Estate and Finance	Service and Strategy
S. James Bishkin			Member	Chair
Mark P. Mellin	Chair
Palmer L. Moe	Member	Chair	Chair
George J. Still Jr.		Member	Member	Member
Graham Weston				Member	Member
Fred Reichheld					Chair
Michael Sam Gilliland	Member	Member
Lewis J. Moorman					Member

Total Number of Meetings Held in 2012	6	9	4	5	3

Corporate Governance

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board. Because Mr. Weston, our Chairman, is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed the Chairman of our Compensation Committee and our Nominating and Corporate Governance Committee, Palmer Moe, as our lead independent director or “Lead Director”, to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE. The Lead Director, working with our Chief Executive Officer and other directors, sets the agenda and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman and the CEO, and otherwise serves as liaison between the independent directors and the Chairman and the CEO. If necessary, the Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements our management structure. The Board’s practice is to have at least four separate executive session meetings on an annual basis for the independent directors.

Majority Voting

Effective March 15, 2012, we amended our Bylaws to provide for a majority voting standard in the election of directors in uncontested elections and our Corporate Governance Guidelines to require all director nominees to submit their resignations to the Board, which resignations are contingent upon (1) their not receiving a majority of votes cast in uncontested elections and (2) the Board of Directors accepting the resignation.

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. All of our directors attended last year’s Annual Stockholder Meeting.

Board Independence

Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. The criteria used by the Board, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Rackspace. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with Rackspace, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she:

•	is, or has been within the last three years, an employee of Rackspace;

•	has an immediate family member who is, or has been within the last three years, an executive officer of Rackspace;

•

has, or has an immediate family member who has, received more than $120,000 in direct compensation from Rackspace, other than director and committee fees, in any twelve month period within the last three years;

•	is a current partner or employee of our auditor;

•	has an immediate family member who is a current partner of our auditor or who is an employee of our auditor and personally works on our audit;

•	has been, or has an immediate family member who has been, within the last three years, a partner or employee of our auditor who personally worked on our audit during that time;

•

is, or an immediate family member is, or has been within the last three years, employed as an executive officer of a public company that has or had on the Compensation Committee of its Board an executive officer of Rackspace (during the same period of time); or

•

is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Rackspace for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the Board has reviewed Rackspace’s relationships with organizations with which our directors are affiliated and has determined that such relationships, other than as set forth in this proxy statement, were established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors.

As a result of this review, our Board of Directors determined that S. James Bishkin, Mark P. Mellin, Fred Reichheld, Palmer L. Moe, George J. Still, Jr. and Michael Sam Gilliland, representing six of our nine directors, are “independent directors” as defined under the rules of the NYSE, constituting a majority of independent directors of our Board of Directors as required by the rules of the NYSE. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Corporate Governance Guidelines and Code of Ethics and Business Conduct

Our management team and our Board regularly review and evaluate our corporate governance practices. The Board has adopted corporate governance guidelines that address the composition of and policies applicable to the Board. Our Board has adopted a code of business conduct and ethics. The code of business conduct and ethics applies to all of our employees, officers, and directors. The full text of our corporate governance guidelines and code of business conduct and ethics are posted on the investor relations portion of our website at http://ir.rackspace.com. We intend to disclose future amendments to our code of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. If an employee has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, our employees may report their concern by reporting it to the General Counsel or by submitting the concern at our reporting site at www.rackspace.ethicspoint.com.

Director Nomination Procedures

The Nominating and Governance Committee solicits recommendations for potential Board candidates from a number of sources, including members of the Board, our officers, individuals personally known to the members of the Board, and third-party research firms. In addition, the Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company;

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected; and

•

the written statement that the proposed candidate intends to tender his or her irrevocable resignation upon his or her election or re-election, which resignation shall become effective only upon such proposed candidate’s failure to receive the requisite number of votes and the acceptance by the Board of such resignation.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at our principal executive offices and must be received by the corporate secretary not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the prior year’s annual meeting of stockholders; provided, however, in the event such annual meeting of the stockholders has been changed by more than thirty (30) days from the date of the prior year’s annual meeting of the stockholders, notice by a stockholder of a proposal must be received no later than the close of business on the latter of one hundred twenty (120) calendar days in advance of such upcoming annual meeting of the stockholders and ten (10) calendar days following the date on which public announcement of the date of the upcoming annual meeting of the stockholders is first made.

In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers a number of factors, including the following: the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee also focuses on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating and Governance Committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The Nominating and Governance Committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the Board. The Nominating and Governance Committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating and Governance Committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering. The Nominating and Governance

Committee and other directors (including the Chairman and our Chief Executive Officer) may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, Nominating and Governance Committee members or other Board members may request a background check, may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Nominating and Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held in order to try to substantiate the stockholders depth of interest in our company.

Stockholder Communications with Directors

Our Board encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Stockholders can send communications by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, or if by email to secretary@rackspace.com. Correspondence received from stockholders or other interested parties and addressed to our independent directors will be reviewed by our Corporate Secretary or his or her designee, who will forward to our independent directors all such correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof or that our Corporate Secretary otherwise determines requires their attention.

Continuing Education

Our Board encourages its members to pursue continuing education in order to enhance their effectiveness as Board members. In 2012, the Board provided four hours of continuing education to its members as part of their regularly scheduled Board agenda.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risks and has taken the lead role with respect to overall risk management oversight. The Audit Committee directly monitors our Company’s enterprise risk management process and provides annual updates to the full Board. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also routinely addresses specific risks related to corporate strategies as part of its normal agenda for its scheduled quarterly meetings. In addition, in order to facilitate communication regarding, among other things, risk management, our Vice President of Internal Audit reports directly to both the Chairman of the Audit Committee as well as our CFO.

Sustainability

We have a corporate sustainability program that is holistic, in that we strive to minimize our impact in the way we build, buy and operate. Key components of our strategy include measuring and reducing our global emissions, benchmarking against world class companies, engaging our Rackers, empowering our customers, and working with external stakeholders to communicate our progress. Our Global Energy Policy focuses on renewable energy, conservation and advocacy in order to more efficiently manage power, one of our largest expenses and sources of emissions. In 2012, Rackspace was added to the Dow Jones Sustainability Index in recognition of our sustainability leadership.

Political Contributions

Our Board oversees our political spending activity. We do not presently make any corporate political contributions. However, we do participate in the political process in other ways to help shape public policy and address legislation that impacts Rackspace and our industry. Our involvement aims to ensure that the interests of our customers, stockholders, employees and other stakeholders are fairly represented at all levels of government. We are members of certain major U.S. trade associations from which a percentage of the dues we pay may be used for political spending, we have embarked on various lobbying efforts to address pertinent legislation and we have set up a state political action committee which is funded entirely by voluntary employee contributions (no corporate funds).

Headquarters Information and Website Information

Our headquarters are located at 5000 Walzem Road, San Antonio, Texas 78218 and the telephone number is (210) 312-4600. The Company’s website can be found at http://www.rackspace.com.

2012 Director Compensation

Compensation Plan

Our current director compensation plan has been in effect since November 8, 2011 and provides that we issue equity in the form of restricted stock units with a value of $150,000 per year, which would vest one year from the date of issuance to each non-employee director on an annual basis. This equity payment became effective immediately following our 2012 Annual Meeting of the Stockholders.

Each non-employee director also receives additional compensation as follows:

•	$50,000 annually; plus

•	$25,000 annually for service as a lead director or chairperson of the Audit Committee ; plus

•	$20,000 annually for service as chairperson of the Compensation Committee or Service and Strategy Committee; plus

•	$10,000 annually for service as chairperson of each committee, other than the Audit Committee, Compensation Committee or Service and Strategy Committee; plus

•	$10,000 annually for service as a member of the Audit Committee, Compensation Committee or the Service and Strategy Committee (other than the chairperson of such committee); plus

•

$5,000 annually for service as a member of each standing Board committee other than the Audit Committee, Compensation Committee or Service and Strategy Committee (other than the chairperson of such committee).

All of the additional compensation listed above is paid in cash. A pro rata portion of each annual payment is earned on a monthly basis. Cash for the additional compensation is generally paid on a monthly basis.

Employee directors are not compensated for their service as directors.

Compensation

The following table sets forth the annual director compensation paid or accrued by us to individuals who were directors during any part of 2012. The table excludes Messrs. Weston, Napier and Moorman, who are employees of the Company and who do not receive any additional compensation from us for their roles as directors. Mr. Weston received compensation for 2012 of $215,000, which represented Mr. Weston’s base salary for the year. See “Compensation and Discussion and Analysis” for a description of Mr. Napier’s and Mr. Moorman’s compensation for 2012.

Director Compensation for the Year Ended December 31, 2012:

	Fees Earned or Paid in Cash	Fees Earned or Paid in Common Stock (1)		Grant Date Fair Value for Restricted Stock Units (2)	Total
Palmer L. Moe	$115,000	$25,023	(3)	$149,967	$289,990
S. James Bishkin	$65,000	$25,023	(4)	$149,967	$239,990
Fred Reichheld	$52,500	$42,476	(5)	$149,967	$244,943
Mark Mellin	$75,000	$25,023	(6)	$149,967	$249,990
George Still	$52,500	$42,476	(7)	$149,967	$244,943
Michael Sam Gilliland	$70,000	$25,023	(8)	$149,967	$244,990

(1)	Common stock was issued to all non-employee directors as compensation for services during the first quarter of 2012. The dollar amount for common stock issuances to Directors was recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718. The number of shares issued was determined using the closing market price for the last trading day of the first quarter.

(2)	In May of 2012, each non-employee director was granted 2,850 shares of restricted stock units. The restriction will release and each unit will convert to one share of common stock on April 1, 2013. The dollar amount for restricted stock units granted to Directors was recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718.

(3)	Mr. Moe earned 433 shares at $57.79 per share.

(4)	Mr. Bishkin earned 433 shares at $57.79 per share.

(5)	Mr. Reichheld earned 735 shares at $57.79 per share.

(6)	Mr. Millen earned 433 shares at $57.79 per share.

(7)	Mr. Still earned 735 shares at $57.79 per share.

(8)	Mr. Gilliland earned 433 shares at $57.79 per share

Director Stock Ownership Guidelines

The Board believes that non-management directors should hold a significant equity interest in Rackspace. We have had director stock ownership guidelines in place since August 4, 2010. Under these guidelines, each non-management director is expected to own, within five years after becoming a director, shares of Rackspace common stock with a value equal to five times the annual Board cash retainer. As of March 1, 2013, all of the non-management directors, except Michael Sam Gilliland are in compliance with these guidelines. Mr. Gilliland joined the Board in August 2011. We also have executive stock ownership guidelines—for more information, please see “Compensation Discussion and Analysis—Components of Executive Compensation.”

Vote Required and Board of Directors’ Recommendation

The election of each of the three Class II Directors requires the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the election of that director. You may vote either “FOR” or “AGAINST” each director nominee or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to any director will be counted for purposes of determining whether there is a quorum, but it will not be counted for purposes of determining the number of votes cast with respect to the election of such a director, and thus it will not have the same effect as a vote against the proposal.

RECOMMENDATION

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE

NOMINEES FOR CLASS II DIRECTOR LISTED ABOVE.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the Securities and Exchange Commission, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The Audit Committee operates under a written charter last amended by the Board of Directors on November 2, 2010, which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm, KPMG LLP, including reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any non-audit services that may be performed by KPMG LLP, reviewing with management and KPMG LLP the adequacy of internal financial controls, and reviewing critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. A more detailed description of the functions and responsibilities of the Audit Committee can be found in Rackspace’s Audit Committee Charter, published on the corporate governance section of Rackspace’s Investor Relations website at http://ir.rackspace.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with generally accepted accounting principles and auditing of management’s assessment of internal controls over financial reporting.

Review of Audited Financial Statements for Fiscal Year ended December 31, 2012

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2012 with management. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged with Governance), as amended (AICPA, Professional Standards, Vol. 1, AU § 380), and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm. The Audit Committee reviewed the fees paid to KPMG LLP for its services and determined that KPMG LLP has not provided any non-audit services to Rackspace in 2012 except for $363,601 in audit-related, tax consulting and other fees. See fee schedule in “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm—Audit and Non-Audit Fees.”

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Rackspace employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Mark P. Mellin (Chairman)

Palmer L. Moe

Michael Sam Gilliland

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The Board recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board and Audit Committee will reconsider the selection, though a change will not necessarily be made. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

KPMG LLP has audited our balance sheets as of December 31, 2011 and 2012, and our related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the yearly periods ended December 31, 2010, December 31, 2011 and December 31, 2012. We expect representatives of KPMG LLP to be present in person or by telephone at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2011 and 2012:

	Year Ended December 31,
Fee Category	2011	2012
Audit Fees	$1,195,652	$1,115,800
Audit -Related Fees	31,725	166,810
Tax Fees	133,997	196,791
All Other Fees	—	—

Total	$1,361,374	$1,479,401

Audit Fees. Consists of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consists of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services for 2011 and 2012 consisted of fees associated with transactions.

Tax Fees. Consists of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services for 2011 and 2012 consisted of tax advice on international tax matters.

All Other Fees. Consists of the aggregate fees billed for products and services, other than the services reported above. We did not pay any fees in this category to KPMG LLP for the periods presented.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be performed by KPMG LLP. Our Audit Committee pre-approves services by authorizing, either generally or specifically, projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to address any requests for pre-approval of services between Audit Committee meetings; provided, however, that such additional or amended services may not affect KPMG LLP’s independence under applicable SEC rules. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

100% of KPMG LLP’s services and fees in fiscal 2012 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers.

Executive Officer	Age	Title
A. Lanham Napier	42	Chief Executive Officer and Director
Lewis J. Moorman	42	President, Chief Strategy Officer and Director
Karl Pichler	41	Chief Financial Officer, Senior Vice President and Treasurer
Mark Roenigk	52	Senior Vice President and Chief Operating Officer
Alan Schoenbaum	55	Senior Vice President and General Counsel
Joseph Saporito	59	Chief Accounting Officer

A. Lanham Napier—For biographical information, see “Proposal 1—Election of Directors—Nominees for Class II Directors.”

Lewis J. Moorman—For biographical information, see “Proposal 1—Election of Directors—Directors Not Standing for Election.”

Karl Pichler has served as our Chief Financial Officer, Senior Vice President and Treasurer since November 2011. Previously he served as the interim Chief Financial Officer from April 2011 to November 2011. From 2005 to April 2011, Mr. Pichler served as our Vice President, Finance. Prior to joining Rackspace, Mr. Pichler served as Vice President of the North American Middle Market Advisory Practice at Stern Stewart & Co. in New York, specializing in management, valuation, and incentive applications of economic profit under its trademarked name of EVA. Early in his career, Mr. Pichler was a research fellow at the Institute for Financial Management at the University of Bern in Switzerland and worked as a business analyst at Swiss Bank Corporation. Pichler is a CFA Charterholder and graduated Magna Cum Laude from the University of Bern, Switzerland, receiving a Licentiate Rerum Politicarum in Business Administration and Economics.

Mark Roenigk has served as our Chief Operating Officer since he joined us in December 2009. From January 2008 until December 2009, Mr. Roenigk was the Chief Procurement Officer and Vice President, Operational Excellence at eBay, where he was responsible for the implementation of a company-wide operational excellence program that substantially improved the customer experience while driving significant process and financial efficiencies. From January 2007 until December 2008, Mr. Roenigk was the Senior Vice President, Operations at XM Satellite Radio where he was responsible for all supply chain activities and global procurement in the manufacturing and distribution of XM products. From April 2004 to August 2006 he was Vice President, Supply Chain Operations, at Intuit and from February 1995 to March 2004 was a general manager at Microsoft Corporation across a variety of operational roles. Mr. Roenigk received his B.B.A. in Management from Texas A&M University.

Alan Schoenbaum has served as our Senior Vice President and General Counsel since he joined us in December 2005. From 1991 until December 2005, Mr. Schoenbaum was a partner in the San Antonio office of the law firm Akin Gump Strauss Hauer & Feld LLP. He received his B.A. in English and his law degree from the University of Texas at Austin.

Joseph Saporito has served as our Chief Accounting Officer since February 2012. From 2008 until joining Rackspace, Mr. Saporito practiced as a financial consultant and Leadership Coach. From 2002 to 2008, he served as the Executive Vice President and CFO of Carriage Services, Inc., a New York Stock Exchange company. Mr. Saporito prior professional experience includes 15 years as partner with Arthur Andersen, LLP. Mr. Saporito currently serves as a Director, Chair of the Audit Committee and a member of the Corporate Governance Committee of US Dataworks, Inc. Mr. Saporito earned a B.A. in Accounting from the University of South Florida. He is a CPA and is certified as a Leadership Coach by Georgetown University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2012 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. In addition, this discussion contains performance objectives established by us for 2012 solely with respect to our compensation programs. Such performance objectives do not constitute guidance regarding our expected future operating results.

Compensation Discussion and Analysis Summary

Business Performance

We are the open cloud company, delivering open source technologies at web scale with a portfolio of cloud computing services. We have made significant investments in cloud computing, and over the last several years, we have made acquisitions that have expanded our product set into new areas of cloud computing, including Private Cloud and OpenStack. We sell our services to small and medium-sized businesses, as well as large enterprises.

In 2012, we had another year of outstanding results. Our revenue grew to $1.309 billion, representing an increase of $284 million or 28% over the prior year. Net income grew to $105.4 million in 2012, an increase of $29 million or 38% over the prior year.

Pay for Performance Philosophy

Our approach to executive compensation is guided by the following principles:

•	Reward people for consistently strong results

•	Establish a clear connection between rewards and performance

•	Reward long term thinking and perspective

•	Align executive compensation with shareholder interests

Summary of 2012 Executive Compensation

The following lists key compensation matters for fiscal year 2012 with respect to our named executive officers, as defined below:

•

Approximately 84.2% of total compensation, with respect to our Chief Executive Officer, and approximately 81.4% of total compensation, with respect to our other named executive officers, is variable and tied to achievement of internal performance targets or stock price performance;

•

Base salary for Mr. Napier did not increase from 2011 to 2012. Messrs. Said and Saporito did not increase as they were hired in 2012. Mr. Moorman’s base salary increased by 6%. Mr. Pichler’s base salary increased by 19% in recognition of his successful transition to our permanent CFO;

•	Our Company performance was just below internal performance targets, and therefore funding for the annual cash incentive plan was 97% of the target level; and

•

We granted long-term equity awards that link the interests of our executives with those of our shareholders. For 2012, the long-term incentive awards were allocated based on their accounting values: 25% in four-year time vested stock options, 25% in four-year time vested restricted stock and 50% in three-year performance based restricted stock. Long-term incentive awards were granted approximately 50% in February and 50% in August of 2012. The performance criteria for the performance based restricted stock is based on total shareholder return as compared to an index for technology companies as described in detail below.

Other Important Matters

In addition to the compensation details provided above and discussed further below, other important details are as follows:

•	Executive officers are not entitled to any tax gross-up treatment on any cash severance even upon a change-of-control;

•

Change-of-control benefits are limited to accelerated vesting of equity compensation and are generally based on a double-trigger philosophy, i.e., requiring a change-of-control plus a qualifying termination of employment before benefits are paid;

•	We have stock ownership guidelines for our executives;

•	Our executives receive the same employee benefits as our employee group as a whole and are not entitled to any executive perquisites;

•	We do not have any supplemental retirement benefits;

•	We have a prohibition against hedging our common stock and limit the ability to pledge or margin our common stock;

•	We have a stock option award process that provides for pre-established, regular grants each year following written policies and procedures;

•

Our compensation programs are reviewed regularly by our Compensation Committee, which has determined our compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company;

•	Our Compensation Committee has engaged an independent compensation consultant, Compensia, to advise the Committee on market practices; and

•	Our overall equity award based burn rate for fiscal year 2012 was 1.85%, and the adjusted burn rate was 2.37%.

Note that burn rate is defined as the number of equity awards granted in the year, divided by total shares outstanding. Adjusted burn rate includes a premium applied to full value shares (e.g., RSUs and PSUs) consistent with ISS policy.

Compensation Philosophy and Objectives

Our executive compensation program seeks to attract and retain talented, qualified senior executives to manage and lead our company and to motivate them to pursue and achieve our corporate objectives. We have created a compensation program that includes short-term and long-term components, cash and equity elements and fixed and performance-contingent payments in proportions that we believe will provide appropriate incentives to reward our executives and help to:

•

Support our performance-based approach to managing total compensation in order to foster a goal-oriented, highly-motivated management team whose members have a clear understanding of our business strategies and priorities for growth;

•	Improve organizational excellence and align our executives’ objectives with our mission and goals, as well as with the interests of our stockholders; and

•	Share risks and rewards with employees at all levels.

Based on this philosophy, we seek to reward our executive officers as and when we achieve our goals and objectives and to generate stockholder returns by giving significant weight to performance-based compensation. A significant portion of the compensation for our executive officers is “at-risk” based on the achievement of our corporate goals, which we believe aligns their interests with the interests of our stockholders.

As our organizational priorities continue to evolve, we intend to re-evaluate as circumstances dictate, but at least annually, each component of our executive compensation program on a quantitative and qualitative basis to determine if the program is achieving its objectives. We anticipate making new awards and adjustments to the components of our executive compensation program at least annually in connection with our yearly compensation review and based upon the recommendations to the Compensation Committee by our Chief Executive Officer and/or other members of management.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee of our Board of Directors has overall responsibility for recommending to our Board of Directors the compensation of our Chief Executive Officer and determining the compensation of our other executive officers. Members of the Committee are appointed by the Board. Currently, the Committee consists of three members of the Board, Messrs. Gilliland, Moe, and Still, none of whom are executive officers of Rackspace. See the section entitled “Proposal 1—Election of Directors—Committees of our Board of Directors—Compensation Committee.”

The Compensation Committee has the authority to engage the services of outside consultants to assist it. The Compensation Committee retained Compensia as its compensation consultant in 2012 to conduct a formal review of executive compensation. We believe Compensia is independent because we are unaware of any other relationship that could affect its independence (including that Compensia does not provide other, non-compensatory services for the Company) and because the Compensation Committee communicated directly with Compensia and assessed the results of Compensia’s review.

Total compensation targets for individual executives are based on an annual evaluation of the Company’s performance, the executive’s performance, comparable peer group data, and market survey data. The evaluation of individual performance is done by the Compensation Committee, in the case of the Chief Executive Officer, and by the chief executive officer, in the case of other executives. The Chief Executive Officer meets regularly with the Compensation Committee to discuss executive compensation matters and to make recommendations to the Compensation Committee with respect to other executives. The Compensation Committee may modify individual compensation components for executives other than the Chief Executive Officer after reviewing the Chief Executive Officer’s recommendations. The Compensation Committee and the Chief Executive Officer will also seek input from our human resources team and third-party compensation consultants, and generally take other steps they determine necessary or appropriate, including relying on their respective experience, in determining appropriate compensation levels for the executives.

Although many compensation decisions have historically been made in the first quarter of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards is performed quarterly or more often as needed. The Compensation Committee has the discretion to adjust a component of compensation during the year if it determines that circumstances warrant.

The Compensation Committee has taken the following steps to ensure that executive compensation and benefit policies are consistent with both our compensation philosophy and our corporate governance guidelines:

•	It has evaluated our compensation practices and assisted in developing and implementing the executive compensation policy;

•

It has established a practice, in accordance with the rules of the New York Stock Exchange, of reviewing the performance and determining the compensation earned, paid or awarded to our Chief Executive Officer independent of input from him; and

•

It has established a policy, in accordance with the rules of the New York Stock Exchange, of reviewing on an annual basis the performance of our other executive officers with assistance from the Chief Executive Officer and determining what it believes to be appropriate total compensation for these executive officers.

Components of Executive Compensation

Our executive compensation program consists of the following components: base salary, cash incentive bonuses, long-term equity-based incentive awards, employee benefits and change in control benefits, as further described below. We believe that each individual component is useful in achieving one or more of the objectives of our program. Together, we believe these components have been and will continue to be effective in achieving our overall objectives.

•	Base salary is utilized to provide financial stability, recognize immediate contributions, compensate for significant responsibilities.

•

Bonuses are utilized to encourage executives to deliver on short-term financial and operating goals and to ensure that a meaningful portion of compensation is based upon short-term performance in accordance with our “performance-based pay” philosophy.

•

Equity awards are utilized to balance executives’ short-term thinking with a longer-term perspective, reward for innovation, ensure alignment with stockholder interests and attract and retain key talent.

•	Employee benefits provide financial stability and a competitive pay package; and

•	Change in control benefits provide financial stability, allow our executives to focus on running the business successfully and assist us in attracting new executive talent when necessary.

Our executives’ total compensation may vary significantly from year to year based on the results of the company, their business unit results, and individual performance.

Pay-for-Performance Features of Our Program

Conditions of Stock Ownership

•

We promote long-term stock ownership by our executive officers, with award features such as no vesting on performance share units until the third anniversary of the grant, subject to Total Shareholder Return (TSR) vesting targets.

•

We maintain stock ownership requirements for our executive officers. Under these requirements, our Chief Executive Officer must hold at least 3x his current annual base salary in company equity and our other executive officers must hold at least 1x base salary in company equity. The in-the-money, vested value of stock options and the value of shares held outright or in trust are used in determining the value of company equity holdings. If our executive officers do not meet the holding requirements, 50% of the after tax value must be retained in shares for any vesting or exercise transaction.

Severance and SERPs

•

Except for an agreement to pay a severance equal to six months base salary to our Chief Operating Officer, we do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change of control. Severance agreements are normally offered to newly hired executives for a period of one year and sunset after that period of time.

•	Executive officers do not earn additional retirement income under any supplemental executive retirement plans (SERPs).

•

As part of our insider trading policies, we have implemented “no hedging” practices which help ensure that executive officers maintain long-term performance alignment with the company and other stockholders. Additionally, equity holdings available for pledge as collateral are limited to the greater of (i) one-third of the individual’s total stock holdings (including vested options in the denominator), or (ii) 100,000 shares; provided that any such amount not exceed an amount equal to the greater of 1% of the outstanding shares or the average weekly reported volume of trading during the four calendar weeks preceding the pledge and further provided that any pledge first receive pre-clearance from our compliance officer, and that any such pledge may not occur during a blackout period.

Option Grant Practices

•

We have a stock option award process that provides for pre-established, regular grants each year following formally adopted practices and procedures. If we award stock options other than as part of the annual process, those awards also have a pre-established regular grant date following our practices and procedures.

As shown by the charts below, these practices have resulted in a pay program that has driven company performance:

Response to 2011 “Say On Pay” Vote

At our 2011 annual stockholder’s meeting, we held a non-binding advisory stockholder vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 98% of stockholder votes cast in favor of our 2011 say-on-pay resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our pay for performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Committee decided to retain our general approach to executive compensation.

With regard to the non-binding advisory resolution regarding the frequency of the non-binding vote on executive compensation, our stockholders cast the highest number of votes, for voting on a three year basis, compared to every one or two years. In light of this result and other factors considered by the Board of Directors, the Board determined that we will hold non-binding advisory votes on executive compensation every three years until the next required vote on the frequency of the non-binding advisory vote on executive compensation occurs.

The next say-on-pay shareholder vote must occur on or before our 2014 Annual Meeting and the next vote on the frequency of the say-on-pay shareholder vote must occur on or before our 2017 Annual Meeting.

Weighting of Compensation Components; Competitive Market Review

Weight of Compensation Components

We do not use pre-defined ratios in determining the allocation of compensation between base salary, bonus, and equity components. Rather, we set each executive’s total compensation based on market conditions, geographic considerations, peer group data, and other factors. Our compensation policies related to executive compensation apply equally to all of our named executive officers. Differences in compensation levels among our executives generally reflect differing skill sets, experience, responsibilities, and relative contributions.

Defining the Market

One benchmark the Compensation Committee utilized in determining compensation in 2012 included a total compensation market figure comprised of a blend of two data sources:

•	Companies Survey. A Radford Executive Survey of compensation among over 500 technology companies having revenue between $500 million and $1 billion (“Radford Executive Survey”); and

•	Select Peer Group. Publicly available data for a group of seventeen publicly traded companies with a financial profile similar to Rackspace (“Select Peer Group” or “Peer Group”).

In connection with its determination of executive compensation for 2012, the Compensation Committee revised the make-up of the Select Peer Group, which had previously included 20 peer companies, in accordance with our peer selection criteria, which was consistent with 2011 and is as follows:

1.	We select peers from the technology industry with a preference for our direct competitors.

2.	We select peers based on similar revenue profile as follows:

a.	Between $500 million and $1.7 billion in last four quarters revenues (at the time of the review)

b.	Significant positive sustained revenue growth (both annual and three year)

3.	We filter the potential group of peers based on their market cap to revenue with a minimum multiple of 2.0. While we do not have a specific market capitalization range, none of our peers have a market capitalization more than twice ours at the time of the peer review.

4.	Finally, we excluded any companies not headquartered in the United States, because of different market practices and compensation design as well as more limited disclosure of executive compensation data.

Based on this review, the Compensation Committee excluded seven companies that were in the prior year’s peer group. Atheros and Savvis were acquired, Salesforce had revenue above our range and Finisar, Polycom, Triquint Semiconductor and Veeco Instruments had a multiple of market capitalization to revenue below two. The Compensation Committee added ANSYS, Informatica, Riverbed Technology, Rovi, Solera Holdings and VeriSign as replacements to the peers, because these companies met the selection criteria at the time of the peer company review.

The revised peer group for the purposes of determining executive officer compensation for 2012 consists of the following organizations:

Akamai	Informatica	Skyworks Solutions
ANSYS	Linear Technology	Solera Holdings
Cree	Microchip Technology	TIBCO Software
Dolby Laboratories	Nuance Communications	Verifone Systems
Equinix	Red Hat	VeriSign
F5 Networks	Riverbed Technology
FLIR Systems	Rovi

The Compensation Committee compared the primary components of compensation for each executive officer’s respective position against the market data (which is composed of a blend the Peer Group and the Radford Executive Survey) to ensure that we continue to offer competitive compensation packages to our executives. Actual placement of each executive varies by executive and by each element of compensation from the 25th to the 75th percentiles based on the executives’ individual circumstances and internal pay equity between executives. Individual circumstances include their performance, criticality to the organization, length of tenure with the organization and their potential ongoing contributions to the company. The Compensation Committee does not use a specific target of the market data when setting compensation.

Cash Compensation

Base Salaries

We utilize base salary as a principal means of providing compensation for performing the essential elements of an executive officer’s job. We believe our base salaries are set at levels that allow us to attract and retain executives in the markets in which we compete for talent. Based upon our review of base salaries for executive officers of companies within the Peer Group and the Radford Executive Survey, we believe base salaries for our named executive officers are competitive with companies of a similar size with a financial profile similar to Rackspace and further, reflect our named executive officers’ current and expected contribution towards achievement of company goals.

The Compensation Committee generally targets base salaries for long-tenured executives to be at or slightly below the market median, because we focus our compensation on the pay for performance elements. The Compensation Committee generally targets base salaries for newly hired executives to be at or slightly above the market median to help us attract talented executive candidates to accept our offer of employment.

The following table shows base salary increases for 2012:

Executive	2012 Base Salary	Percentage Increase from 2011
A. Lanham Napier	$400,000	0%
Chief Executive Officer and Director
Karl Pichler	$350,000	19%
Chief Financial Officer, Senior Vice President and Treasurer
Lewis Moorman	$340,000	6%
President, Chief Strategy Officer and Director
Suaad Sait (1)	$325,000	—
Chief Marketing Officer
Joseph Saporito (3)	$275,000	—
Chief Accounting Officer
Former Executive Officer:
Jim Lewandowski (2)	$375,000	—
Senior Vice President and Co-General Manager, Hybrid

(1)	Mr. Sait was hired on January 16, 2012.

(2)	Mr. Saporito was hired on February 6, 2012.

(3)	Mr. Lewandowski served as our Senior Vice President and Co-General Manager, Hybrid until October 8, 2012, at which time he stepped down from that position. Mr. Lewandowski remained an employee until November 12, 2012.

Cash Bonus

The company’s named executive officers participate in our non-equity incentive plan, or NEIP, along with all other employees except those otherwise covered by our performance incentive plans designed for sales, product development, and support staff.

The NEIP is designed to reward executives and other employees for the achievement of our financial and strategic goals. Target payout levels correspond to our performance against the economic objectives discussed below. This program aligns executive rewards to execution on those activities that drive measurable success and progress against our growth strategies. This program provides a direct and measurable way to align the executive’s goals with our corporate objectives of building high-performing teams of talented and engaged Rackers, creating loyal customers, and increasing revenue, profit, and stockholder value. Achievement of the goals requires a sustained high level of performance.

The NEIP provides cash compensation when financial objectives are achieved. Target bonus amounts for our named executive officers are generally based on a pre-established percentage of an executive’s base salary, ranging from 50% to 100% of the executive’s annual salary depending on the executive’s responsibilities with the company. The target bonus percentages are periodically reviewed taking into account changes in competitive market data. The Compensation Committee believes that by keeping base salary competitive, it is likely that the target bonus amounts should normally continue to be competitive. The Compensation Committee has the discretion to increase or decrease a payout under the NEIP at any time in the event that it determines that circumstances warrant adjustment or to pay bonuses outside of the NEIP. The Compensation Committee has set a maximum annual payout of 150% of the target.

As a percentage of salary, target bonus amounts for each of our named executive officers, other than the Chief Operating Officer, are generally in-line with the median bonus opportunities for executive officers in similar positions based on our market data. As indicated below, target bonus amounts as a percentage of base salary for our named executive ranged from 50% to 100%. Actual bonus earned by these named executive officers ranged from $125,488 to $388,000, or 50% to 97% of base salary.

The 2012 NEIP payout amounts were calculated based on a measure called Net Operating Profit after Tax before Bonus (NOPATBB) and were evaluated quarterly. The targets and achievement are outlined in the table below:

Quarter	Target (in millions)	Actual (in millions)	Achievement (percentage)
Q1	$34.9	$28.8	58%
Q2	$32.5	$33.9	110%
Q3	$35.0	$35.5	104%
Q4	$37.8	$40.2	116%

The company performance targets that were established for management under the NEIP are the same as those applicable for non-executive employees. We believe rewarding our executive management and non-executive employees based on achievement of the same financial and corporate objectives contributes to a collaborative, team-oriented culture. We believe that the achievement of our NEIP financial targets requires significant effort on the part of each of our executives.

The following tables show target and actual bonus amounts for 2012:

Executive	Target Bonus	Target Bonus as a Percentage of 2012 Base Salary	NEIP Bonus Earned	Actual NEIP Bonus as a Percentage of Salary
A. Lanham Napier	$400,000	100%	$388,000	97.0%
Chief Executive Officer and Director
Karl Pichler	$210,000	60%	$203,700	58.2%
Chief Financial Officer, Senior Vice President and Treasurer
Lewis J. Moorman	$238,000	70%	$230,860	67.9%
President, Chief Strategy Officer and Director
Suaad Sait	$195,000	60%	$184,490	59.0%
Chief Marketing Officer
Joseph Saporito	$137,500	50%	$125,488	50.5%
Chief Accounting Officer
Former Executive Officer:
Jim Lewandowski	$375,000	100%	$229,673	64.1%
Senior Vice President and Co-General Manager, Hybrid

The calculation of an executive’s bonus for 2013 will be determined based on the company’s ability to pay and performance against goals established by the Board of Directors or senior executives as appropriate. Beginning in 2013 the Board changed the metric by which we determine a payout under the bonus plan from net income which was oriented towards cost management and profit, to net revenue growth, to add a greater focus on our desire to accelerate our growth opportunities.

The following table shows the bonus targets for the named executive officers for 2013:

Executive	Target Bonus	Target Bonus as a Percentage of 2013 Base Salary
A. Lanham Napier	$400,000	100%
Chief Executive Officer and Director
Karl Pichler	$210,000	60%
Chief Financial Officer, Senior Vice President and Treasurer
Lewis Moorman	$238,000	70%
President, Chief Strategy Officer and Director
Suaad Sait	$195,000	60%
Chief Marketing Officer
Joseph Saporito	$140,250	50%
Chief Accounting Officer
Former Executive Officer:
Jim Lewandowski (1)	$—	0%
Senior Vice President and Co-General Manager, Hybrid

(1)	Mr. Lewandowski served as our Senior Vice President and Co-General Manager, Hybrid until October 8, 2012, at which time he stepped down from that position. Mr. Lewandowski remained an employee until November 12, 2012.

For 2013, we believe that the NEIP goals will be at least partially achieved, thus making at least a partial payout likely.

Equity Incentives

We use equity awards to incentivize executives to increase long-term stockholder value, to foster a long-term commitment to us and our stockholders and to attract and retain executives. In 2012, we continued to use options, restricted stock units and performance share units for our named executive officers. We believe that this mix of equity awards provides the best set of incentives to increase stock price and thus align the interests of our executives with our shareholders and also provides a valuable retention component to our compensation program. A number of factors are considered when determining the size of all grants, including competitive market factors, executive performance and retention value and a review of the executive’s overall compensation package. The initial equity grants at the commencement of employment with us are generally designed to attract experienced executives with established records of success. Subsequent grants are designed to ensure that equity compensation remains competitive within our industry group and provides significant retention incentive. In 2010 we introduced equity holding requirements for our Senior Executives as described above under “Components of Executive Compensation—Pay for Performance Features of Our Program—Conditions of Stock Ownership.”

Most option awards for named executive officers vest annually at 25% per year and have a 7-year maximum term, subject to continued employment through each such vesting date. We anticipate that all grants to be made to named executive officers going forward under the Amended and Restated 2007 Long Term Incentive Plan, as amended and restated, will vest in full upon the involuntary termination of the executive officer without cause within 12 months following a change of control, commonly referred to as a double-trigger change of control benefit. The portion of an option that is vested generally must be exercised within 90 days after the date of termination of an executive’s employment. The exercise price of our option awards equals the closing price of our common stock on the date of grant as reported on the NYSE.

Continued Utilization of Performance-Based Restricted Stock Units to our NEOs

On February 27, 2012 and August 21, 2012, our NEOs received a performance-based restricted stock unit, or PSU, award. The awards, which are intended to provide additional incentive to maximize the company’s performance, comprise a portion of the equity granted to our executives as part of our long term incentive program. The PSU’s will vest based on the Total Shareholder Return, or TSR, of our common stock for a 3-year performance period as compared to the TSR for the NASDAQ Internet Index over these periods. TSR is calculated based upon the average closing stock price for the 20 trading days prior to the measurement date. The shares subject to the PSU grant shall vest based on our TSR for the 3-year performance period, subject to a positive TSR by the company, as follows:

3-Year Performance	Vested PSU’s
Top 25.0% TSR for NASDAQ Internet Index	150% of shares granted
Top 50.0% TSR for NASDAQ Internet Index Top 65.0% TSR for NASDAQ Internet Index	100% of shares granted 50% of shares granted

Accordingly, if TSR does not fall within the top 65% of NASDAQ Internet Index companies for a performance period, no vesting will occur. The lengths of the evaluation periods were selected based upon the Compensation Committee’s desire to encourage executives to focus on mid to long-term TSR.

If an executive retires prior to end of the 3-year evaluation period, none of the PSU’s held by the executive for the applicable periods will vest, and the executive will forfeit the applicable PSU’s. If one of our executives is no longer an employee because of death, disability, or a change of control, he or she will be eligible to retain the PSU’s subject to their vesting conditions for a truncated period.

The expected compensation expense associated with the grants was determined using a Monte Carlo analysis run by a third party. Because the performance measures of the grants are market-based, these expenses will be incurred regardless of the actual performance.

In 2012, the following stock option, time-based restricted stock unit, performance-based restricted stock unit and restricted stock awards to named executive officers were granted:

		Options
Name	Grant Date	Shares Underlying Options	Exercise Price	Expiration Date	Restricted Stock/ Performance Shares Units Granted
A. Lanham Napier	2/15/2012	16,957	$54.12	2/15/2019	8,083	(1)
Chief Executive Officer and Director	2/27/2012	—	—	—	16,512	(2)

Karl Pichler	2/15/2012	11,627	$54.12	2/15/2019	5,543	(1)
Chief Financial Officer, Senior Vice President and Treasurer	8/9/2012	10,862	$53.47	8/9/2019	4,675	(3)

Lewis J. Moorman	2/15/2012	—	—	—	19,401	(1)
President, Chief Strategy Officer and Director	2/27/2012	—	—	—	109,451	(4)

Suaad Sait	2/15/2012	45,000	$54.12	2/15/2019	20,000	(1)
Chief Marketing Officer

Joseph Saporito	2/15/2012	10,658	$54.12	2/15/2019	5,081	(3)
Chief Accounting Officer	8/9/2012	11,948	$53.47	8/9/2019	5,143	(3)

Former Executive Officer:
Jim Lewandowski	2/15/2012	3,633	$54.12	2/15/2019	1,732	(1)
Senior Vice President and Co-General Manager, Hybrid	2/27/2012	—	—	—	3,538	(2)
	8/9/2012	4,073	$53.47	8/9/2019	1,753	(3)
	8/21/2012	—	—	—	3,323	(5)

(1)	These restricted stock awards vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date. Dividends are not payable on unvested restricted stock awards.

(2)	These restricted stock awards vest, so long as the executive continues to be employed with us, based on the Total Shareholder Return of our common stock for a 3-year performance period commencing on the grant date, as compared to the Total Shareholder Return for the NASDAQ Internet Index over the same period. Dividends are not payable on unvested restricted stock awards.

(3)	These restricted stock units vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date. Dividends are not payable on unvested restricted stock units.

(4)	In conjunction with his promotion to President, a special equity grant was made to Mr. Moorman on February 27, 2012. These restricted stock awards vest, so long as Mr. Moorman continues to be employed with us; and our stock price three years from the date of the award is equal to 1.5 times the price on the date of the award; and sales in the year ended December 31, 2014 are two times the sales during the year ended December 31, 2011; and the average 3-year Adjusted EBITDA margins for the three years ended December 31, 2014 is equal to or in excess of the Adjusted EBITDA margin for the year ended December 31, 2011. Dividends are not payable on unvested restricted stock awards.

(5)	These restricted stock units vest, so long as the executive continues to be employed with us, based on the Total Shareholder Return of our common stock for a 3-year performance period commencing on the grant date, as compared to the Total Shareholder Return for the NASDAQ Internet Index over the same period. Dividends are not payable on unvested restricted stock units.

Grants of equity awards to our executive officers in 2012 were made from a pool of shares constituting approximately 14.3% of our outstanding shares of common stock that were made available for grant to our employees.

Benefits

Our executives participate in our standard benefit plans, which are offered to all U.S.-based employees and include our 401(k) plan.

Our executives have the opportunity to participate in our health and welfare benefit programs which include a group medical program, a group dental program, a vision program, life insurance, disability insurance, health care spending account, and flexible spending accounts. These benefits are the same as those offered to all other U.S.-based employees.

Through our benefit programs, each of our named executive officers received group term life insurance equivalent to 100% of his annual base salary. See the “All Other Compensation Earnings” column of the Summary Compensation Table.

Tax Considerations

Section 162(m) places a limit of $1.0 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer and certain other highly compensated officers, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. While our Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, it intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while our Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, it intends to consider tax deductibility under Section 162(m) as a factor in compensation structure.

Severance Compensation and Termination Protection

Our Compensation Committee believes that our change of control vesting benefit minimizes the distraction caused by a potential change of control transaction and reduces the risk that an executive would leave his or her employment before a transaction is consummated. See the section entitled “Employment Contracts and Change of Control Arrangements—Employment Agreements” or “Employment Contracts and Change of Control Arrangements—Potential Payments upon Termination or Change of Control” for a description of the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the company specifically incorporates it by reference into such filing.

We, the Compensation Committee of the Board of Directors of Rackspace Hosting, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Rackspace Hosting, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

THE COMPENSATION COMMITTEE

Palmer L. Moe (Chairman)

Michael Sam Gilliland

George J. Still, Jr.

Risk Considerations in our Compensation Program

In November 2012 the Compensation Committee conducted a thorough risk assessment of our compensation programs as part of its annual corporate governance responsibilities. Specifically the Committee has discussed the concept of risk as it relates to our compensation program and recognizes that there is some inherent risk of producing undesired behavior through many forms of compensation, including some that we have implemented. For example, our NEIP is set up to disproportionately reward our employees for exceeding target levels, while disproportionately penalizing our employees for falling short of the target levels. This structure could result in decisions being made that could reflect a favorable short-term result, while overlooking the long-term health of the company. In addition, PSUs granted to our executives which are based solely on our stock performance, could increase the risk that decisions by the holders are made with a goal towards affecting the stock price rather than with a goal towards addressing other, more meaningful aspects of the business, particularly decisions made near the vesting measurement dates of the original grant dates. However, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The fixed portion of compensation (i.e., the base salary and time-vesting RSUs) is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and other equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash bonus is awarded based on quarterly financial targets. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time. Our PSUs vest upon a performance achievement at the end of the three year performance period. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

In 2012, we used net income as a performance measure under our NEIP. We believe that when we use net income as a performance measure, our executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not profitable at a reasonable level, there are no payouts under the bonus program. Beginning in 2013, we will use net revenue growth as a performance measure under the NEIP. Although using revenue growth as a performance measure could increase the incentive to drive sales levels without regard to cost structure, we believe that our disciplined operational controls and safeguards will prevent us from growing revenue in an unprofitable fashion and will effectively focus management on more aggressively seeking sustainable growth opportunities in the market in which we compete.

•

Our operational targets under the NEIP, whether net income or revenue based, are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the company or their business unit.

•

Our Compensation Committee reviews and approves our bonus formula and has the authority to limit payout in any quarter, which we believe also mitigates excessive risk taking. If the company materially exceeded its net income target, bonus payouts would be highly scrutinized and potentially limited by the Compensation Committee.

•

We have strict internal controls over the measurement and calculation of net income and revenue, designed to keep it from being susceptible to manipulation by any employee, including our executives. In addition, all of our employees are required to receive continuing education of ethics and on our Code of Business Conduct and Ethics, which covers among other things, accuracy of books and record.

•

We believe that our focus on net income or revenue (through our cash bonus program) and stock price performance (through our equity compensation program) provides a check on excessive risk taking. That is, even if our executives could inappropriately increase net income by excessive expense reductions or by abandoning less profitable revenue sources, or if they could inappropriately increase revenue by tapping unprofitable revenue sources, this would be detrimental to the company in the long run and could ultimately harm our stock price and the value of their equity awards.

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee, consisting of Palmer L. Moe (Chairman), Michael Sam Gilliland and George J. Still, Jr., has ever been an officer or employee of ours. None of our executive officers serve, or have served during the past fiscal year, as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years set forth below to persons who served as our principal executive officer and principal financial officer in 2012, and the three other most highly compensated executive officers, other than the principal executive officer and principal financial officer, serving at December 31, 2012. Such executive officers collectively are referred to as the “named executive officers.”

Name & Principal Position	Year	Salary	Bonus		Grant Date Fair Value for Stock Awards (RSU)	Grant Date Fair Value for Options (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation Earnings		Total
A. Lanham Napier	2012	$400,000	$—		$1,312,423	$437,455	$388,000	$2,361	(3)	$2,540,239
Chief Executive Officer and Director	2011	$400,000	$—		$2,468,148	$820,105	$461,000	$2,403	(3)	$4,151,656
	2010	$367,308	$—		$750,000	$749,169	$371,640	$443	(3)	$2,238,560

Karl Pichler (4)	2012	$350,000	$30,000	(5)	$549,959	$574,923	$203,700	$44,511	(6)	$1,753,093
Chief Financial Officer,	2011	$294,633	$—		$87,604	$464,677	$206,318	$19,249	(6)	$1,072,481
Senior Vice President and Treasurer	2010	$241,087	$—		$71,049	$71,023	$167,286	$18,541	(6)	$568,986

Lewis J. Moorman	2012	$340,000	$—		$4,199,982	$—	$230,860	$2,497	(7)	$4,773,339
President, Chief Strategy Officer and Director	2011	$320,769	$—		$668,497	$224,945	$241,858	$2,501	(7)	$1,458,570
	2010	$269,030	$—		$249,982	$249,882	$165,086	$843	(7)	$934,823

Suaad Sait (8)	2012	$312,500	$—		$1,082,400	$1,160,906	$184,490	$2,413	(9)	$2,742,709
Chief Marketing Officer	2011	—	—		—	—	—	—		—
	2010	—	—		—	—	—	—		—

Joseph Saporito (10)	2012	$248,558	$—		$549,980	$577,416	$125,488	$37,258	(11)	$1,538,700
Chief Accounting Officer	2011	—	—		—	—	—	—		—
	2010	—	—		—	—	—	—		—

Former Executive Officer:
Jim Lewandowski (12)	2012	$358,414	$—		$562,398	$196,831	$229,673	$376,223	(13)	$1,723,539
Senior Vice President and	2011	$365,385	$—		$575,407	$193,700	$427,469	$2,501	(13)	$1,564,462
Co-General Manager, Hybrid	2010	$350,000	$—		$493,553	$494,885	$416,325	$443	(13)	$1,755,206

(1)	With the exception of ignoring the impact of the forfeiture rate relating to service-based vesting conditions, these amounts represent the aggregate grant date fair value of restricted stock unit and option awards. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. The value at the grant date for stock options and restricted stock units is recognized over the number of days of service required for the grant to become vested.

(2)	Represents payments of the NEIP designed to reward executives for achievement of our financial and strategic goals for 2010, 2011 and 2012, as further described in the “Compensation Discussion and Analysis.”

(3)	Mr. Napier’s All Other Compensation Earnings includes $1,904 in Company matching contribution to the 401(k) Plan and $457 in life insurance premiums for the year ended December 31, 2012, $1,943 in Company matching contribution to the 401(k) Plan and $461 in life insurance premiums for the year ended December 31, 2011 and $443 in life insurance premiums for the year ended December 31, 2010.

(4)	Mr. Pichler’s cash compensation was paid in British pounds for the years ended December 31, 2010 and 2011. The amounts presented in this summary compensation table have been converted from British pounds to U.S. dollars using the average exchange rates of £1 = $1.5451 and £1 = $1.6041 for the years ended December 31, 2010 and 2011, respectively.

(5)	Represents a discretionary bonus related to a reward for high performance in duties.

(6)	Mr. Pichler’s All Other Compensation Earnings includes $43,259 in relocation expense reimbursement, $457 in Company matching contribution to the 401(k) Plan and $796 in life insurance premiums for the year ended December 31, 2012. Mr. Pichler’s All Other Compensation Earnings for the years ended December 31, 2011 and 2010 consists of travel allowance.

(7)	Mr. Moorman’s All Other Compensation Earnings includes $2,040 in Company matching contribution to the 401(k) Plan and $457 in life insurance premiums for the year ended December 31, 2012, $2,040 in Company matching contribution to the 401(k) Plan and $461 in life insurance premiums for the year ended December 31, 2011 and $843 in life insurance premiums for the year ended December 31, 2010.

(8)	Mr. Sait joined Rackspace as the Chief Marketing Officer on January 16, 2012.

(9)	Mr. Sait’s All Other Compensation Earnings includes $1,956 in Company matching contribution to the 401(k) Plan and $457 in life insurance premiums for the year ended December 31, 2012.

(10)	Mr. Saporito joined Rackspace on February 6, 2012 and became Chief Accounting Officer in March 1, 2013.

(11)	Mr. Saporito’s All Other Compensation Earnings includes $35,000 in relocation expense reimbursement, $1,839 in Company matching contribution to the 401(k) Plan and $419 in life insurance premiums for the year ended December 31, 2012.

(12)	Mr. Lewandowski served as our Senior Vice President and Co-General Manager, Hybrid until October 8, 2012, at which time he stepped down. Mr. Lewandowski remained an employee until November 12, 2012.

(13)	Mr. Lewandowski’s All Other Compensation Earnings includes $374,000 in severance pursuant to the Agreement and Release of Claims between the Company and Mr. Lewandowski, $1,766 in Company matching contribution to the 401(k) Plan and $457 in life insurance premiums for the year ended December 31, 2012, $2,040 in Company matching contribution to the 401(k) Plan and $461 in life insurance premiums for the year ended December 31, 2011, and $443 in life insurance premiums for the year ended December 31, 2010.

Grants of Plan-Based Awards in Fiscal 2012

The following table set forth information regarding grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2012. For more information, please refer to “Executive compensation—Compensation Discussion and Analysis—Equity Incentives.”

Name	Grant Date	Estimated Possible Payouts under NonEquity Incentive Plan Awards Target (1)	All Other Stock Awards: Number of Shares of Stock or Units		All Other Options Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards/ Incremental Fair Value
A. Lanham Napier	2/15/2012	—	—		16,957	(2)	$54.12	$437,455
Chief Executive Officer and Director	2/15/2012	—	8,083	(3)	—		—	$437,452
	2/27/2012	—	16,512	(4)	—		—	$874,971
	—	$400,000	—		—		—	—

Karl Pichler	2/15/2012	—	—		11,627	(2)	$54.12	$299,952
Chief Financial Officer, Senior Vice President and Treasurer	2/15/2012	—	5,543	(3)	—		—	$299,987
	8/9/2012	—	—		10,862	(2)	$53.47	$274,970
	8/9/2012	—	4,675	(5)	—		—	$249,972
	—	$210,000	—		—		—	—

Lewis J. Moorman	2/15/2012	—	19,401	(3)	—		—	$1,049,982
President, Chief Strategy Officer and Director	2/27/2012	—	109,451	(6)	—		—	$3,150,000
	—	$238,000	—		—		—	—

Suaad Sait	2/15/2012	—	—		45,000	(2)	$54.12	$1,160,906
Chief Marketing Officer	2/15/2012	—	20,000	(3)	—		—	$1,082,400
	—	$195,000	—		—		—	—

Joseph Saporito	2/15/2012	—	—		10,658	(2)	$54.12	$274,954
Chief Accounting Officer	2/15/2012	—	5,081	(5)	—		—	$274,984
	8/9/2012	—	—		11,948	(2)	$53.47	$302,462
	8/9/2012	—	5,143	(5)	—		—	$274,996
	—	$137,500	—		—		—	—
Former Executive Officer:
Jim Lewandowski	2/15/2012	—	—		3,633	(2)	$54.12	$93,724
Senior Vice President and Co-General Manager, Hybrid	2/15/2012	—	1,732	(3)	—		—	$93,736
	2/27/2012	—	3,538	(4)	—		—	$187,479
	8/9/2012	—	—		4,073	(2)	$53.47	$103,108
	8/9/2012	—	1,753	(5)	—		—	$93,733
	8/21/2012	—	3,323	(7)	—		—	$187,450
	—	$375,000	—		—		—	—

(1)	There are no threshold or maximum payment amounts under our Non-Equity Incentive Plan.

(2)	Represents options granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date.

(3)	Represents restricted stock awards granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These awards vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date. Dividends are not payable on unvested restricted stock units.

(4)	Represents restricted stock awards granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These restricted stock awards vest, so long as the executive continues to be employed with us, based on the Total Shareholder Return of our common stock for a 3-year performance period commencing on the grant date, as compared to the Total Shareholder Return for the NASDAQ Internet Index over the same period. Dividends are not payable on unvested restricted stock units.

(5)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These units vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date. Dividends are not payable on unvested restricted stock units.

(6)	These restricted stock awards vest, so long as the executive continues to be employed with us; and our stock price three years from the date of the award is equal to 1.5 times the price on the date of the award; and sales in the year ended December 31, 2014 are two times the sales during the year ended December 31, 2011; and the average 3-year Adjusted EBITDA margins for the three years ended December 31, 2014 is equal to or in excess of the Adjusted EBITDA margin for the year ended December 31, 2011. Dividends are not payable on unvested restricted stock awards.

(7)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These restricted stock units vest, so long as the executive continues to be employed with us, based on the Total Shareholder Return of our common stock for a 3-year performance period commencing on the grant date, as compared to the Total Shareholder Return for the NASDAQ Internet Index over the same period. Dividends are not payable on unvested restricted stock units.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

Based on the data stated in the Summary Compensation Table, the level of salary, bonus and non-equity incentive plan compensation in proportion to total compensation ranged from approximately 12.0% to 55.8% for the named executive officers in fiscal 2012. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of overall compensation and now compensation is determined.

See the section entitled “Employment Contracts and Change of Control Arrangements—Employment Agreements” or “Employment Contracts and Change of Control Arrangements—Potential Payments upon Termination or Change of Control” for a description of the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.

For a discussion of the material terms of the awards listed in the Grants of Plan-Based Awards in Fiscal 2012 table, see the discussion of the “Equity Incentives” in the “Compensation Discussion and Analysis” section of this proxy statement.

We have not repriced any stock options or made any material modifications to any equity based awards held by our named executive officers during fiscal 2012.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information regarding outstanding options awards held be our named executive officers as of December 31, 2012.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Lanham Napier	2/27/2012	(1)	—	—	—	—	—	—	16,512	1,226,346
Chief Executive Officer and Director	2/15/2012	(2)	—	16,957	$54.12	2/15/2019	—	—	—	—
	2/15/2012	(3)	—	—	—	—	8,083	600,324	—	—
	8/18/2011	(4)	—	—	—	—	—	—	50,995	3,787,399
	8/9/2011	(2)	12,152	36,454	$35.41	8/9/2018	—	—	—	—
	8/9/2011	(5)	—	—	—	—	17,367	1,289,847	—	—
	3/12/2010	(6)	35,988	35,988	$18.75	3/12/2020	—	—	—	—
	3/12/2010	(5)	—	—	—	—	20,000	1,485,400	—	—
	2/25/2009	(6)	225,000	75,000	$5.09	2/25/2019	—	—	—	—
	2/25/2009	(7)	—	—	—	—	—	—	750,000	55,702,500
	3/5/2008	(8)	211,400	—	$10.30	3/5/2018	—	—	—	—
	12/31/2005	(9)	902,238	—	$2.50	12/31/2015	—	—	—	—

Karl Pichler	8/9/2012	(2)	—	10,862	$53.47	8/9/2019	—	—	—	—
Chief Financial Officer, Senior Vice President and Treasurer	8/9/2012	(5)	—	—	—	—	4,675	347,212	—	—
	2/15/2012	(2)	—	11,627	$54.12	2/15/2019	—	—	—	—
	2/15/2012	(3)	—	—	—	—	5,543	411,679	—	—
	8/9/2011	(2)	1,299	3,894	$35.41	8/9/2018	—	—	—	—
	8/9/2011	(5)	—	—	—	—	1,855	137,771	—	—
	2/15/2011	(2)	5,000	15,000	$38.62	2/15/2018	—	—	—	—
	8/11/2010	(6)	1,889	1,888	$18.66	8/11/2017	—	—	—	—
	8/11/2010	(5)	—	—	—	—	898	66,694	—	—
	3/10/2010	(6)	1,732	1,730	$19.51	3/10/2020	—	—	—	—
	3/10/2010	(5)	—	—	—	—	961	71,373	—	—
	12/31/2005	(9)	66,250	—	$2.50	12/31/2015	—	—	—	—
	12/31/2005	(9)	2,500	—	$3.00	12/31/2015	—	—	—	—
	12/31/2005	(9)	22,500	—	$4.00	12/31/2015	—	—	—	—

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lewis J. Moorman	2/27/2012	(10)	—	—	—	—	—	—	109,451	8,128,926
President, Chief Strategy Officer and Director	2/15/2012	(3)	—	—	—	—	19,401	1,440,912	—	—
	8/18/2011	(4)	—	—	—	—	—	—	6,996	519,593
	8/9/2011	(2)	1,667	5,001	$35.41	8/9/2018	—	—	—	—
	8/9/2011	(5)	—	—	—	—	2,382	176,911	—	—
	2/24/2011	(4)	—	—	—	—	—	—	5,939	441,090
	2/15/2011	(2)	1,491	4,473	$38.62	2/15/2018	—	—	—	—
	2/15/2011	(5)	—	—	—	—	2,184	162,206	—	—
	3/10/2010	(6)	11,542	11,542	$19.51	3/10/2020	—	—	—	—
	3/10/2010	(5)	—	—	—	—	6,407	475,848	—	—
	2/25/2009	(6)	112,500	37,500	$5.09	2/25/2019	—	—	—	—
	2/25/2009	(7)	—	—	—	—	—	—	200,000	14,854,000
	3/5/2008	(8)	118,300	—	$10.30	3/5/2018	—	—	—	—
	12/31/2005	(9)	36,519	—	$2.50	12/31/2015	—	—	—	—

Suaad Sait	2/15/2012	(2)	—	45,000	$54.12	2/15/2019	—	—	—	—
Chief Marketing Officer	2/15/2012	(3)	—	—	—	—	20,000	1,485,400	—	—

Joseph Saporito	8/9/2012	(2)	—	11,948	$53.47	8/9/2019	—	—	—	—
Chief Accounting Officer	8/9/2012	(5)	—	—	—	—	5,143	381,971	—	—
	2/15/2012	(2)	—	10,658	$54.12	2/15/2019	—	—	—	—
	2/15/2012	(5)	—	—	—	—	5,081	377,366	—	—

Former Executive Officer:
Jim Lewandowski (11)	—		—	—	—	—	—	—	—	—
Senior Vice President and Co-General Manager, Hybrid

(1)	These restricted stock awards were granted pursuant to out Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The awards’ vesting is dependent on the Company’s total shareholder return on its common stock for a 3-year period commencing on the grant date as compared to the total stock return for the NASDAQ Internet Index over the same period. For more information, see the “Compensation Discussion and Analysis—Continued Utilization of Performance-Based Restricted Stock Units to our NEO’s” section.

(2)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation committee and Board of Directors. The options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 7 years.

(3)	These restricted stock awards were granted pursuant to out Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The awards’ become exercisable in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date, so long as the executive continues to be employed with us.

(4)	These restricted stock units were granted pursuant to out Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units’ vesting is dependent on the Company’s total shareholder return on its common stock for a 3-year period commencing on the grant date as compared to the total stock return for the NASDAQ Internet Index over the same period. For more information, see the “Compensation Discussion and Analysis—Continued Utilization of Performance-Based Restricted Stock Units to our NEO’s” section.

(5)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date.

(6)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

(7)	Mr. Lewandowski’s employment with Rackspace terminated on November 12, 2012. Pursuant to the terms of each grant, all unvested equity awards forfeited on November 12, 2012. Mr. Lewandowski exercised all his vested equity awards prior to December 31, 2012.These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval by our Compensation Committee and Board of Directors. The units’ vesting is dependent on the Company’s total shareholder return on its common stock as compared to the total stock return of other companies in the Russell 2000 Index. In addition, the Company’s total stock return must be positive for vesting to occur. The units vest at the end of five years from the date of the grant.

(8)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and approval by our Compensation Committee and Board of Directors. The options became fully vested and exercisable on the third anniversary of the grant date and have a term of 10 years.

(9)	These options were granted pursuant to our 2005 Non-Qualified Stock Option Plan. The options became exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

(10)	These restricted stock awards were granted pursuant to out Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The awards’ vest, so long as the executive continues to be employed with us; and our stock price three years from the date of the award is equal to 1.5 times the price on the date of the award; and sales in the year ended December 31, 2014 are two times the sales during the year ended December 31, 2011; and the average 3-year Adjusted EBITDA margins for the three years ended December 31, 2014 is equal to or in excess of the Adjusted EBITDA margin for the year ended December 31, 2011. For more information, see the “Compensation Discussion and Analysis—Continued Utilization of Performance-Based Restricted Stock Units to our NEO’s” section.

(11)	Mr. Lewandowski’s employment with Rackspace terminated on November 12, 2012. Pursuant to the terms of each grant, all unvested equity awards forfeited on November 12, 2012. Mr. Lewandowski exercised all his vested equity awards prior to December 31, 2012.

Options Exercises and Restricted Stock Vesting During Fiscal 2012

The following table sets forth information regarding option exercised by our named executive officers during the year ended December 31, 2012. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
A. Lanham Napier	680,772	$37,823,181	765,790	$40,949,591
Chief Executive Officer and Director

Karl Pichler	—	—	1,550	$83,378
Chief Financial Officer, Senior Vice President and Treasurer

Lewis J. Moorman	300,000	$14,922,180	304,726	$16,297,685
President, Chief Strategy Officer and Director

Suaad Sait	—	—	—	—
Chief Marketing Officer

Joseph Saporito	—	—	—	—
Chief Accounting Officer

Former Executive Officer:
Jim Lewandowski	55,510	$2,592,031	16,692	$981,028
Senior Vice President and Co-General Manager, Hybrid

(1)	The aggregate dollar amount realized upon exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the options.

(2)	The aggregate dollar amount realized upon vesting of a restricted stock unit award represents the aggregate market price of the share of our common stock underlying that award on the date vested.

Nonqualified Deferred Compensation

We have a Deferred Compensation Plan, which was adopted by our Board of Directors on July 8, 2008. The purpose of the Deferred Compensation Plan is to attract and retain key employees by providing certain eligible employees with the opportunity to defer receipt of a portion of their salary, bonus and other specified compensation. A committee of directors appointed by our Board of Directors selects the individuals who are eligible to participate in the Deferred Compensation Plan. Such individuals must consist of management or highly compensated employees. Once selected, a participant may elect to contribute up to 90% of his or her base salary and up to 100% of his or her other eligible compensation on a pre-tax basis into the Deferred Compensation Plan, in a manner prescribed by the committee. In 2012, none of the named executive officers had deferred compensation under this Plan.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

We have entered into a standard form employment agreement with Messrs. Napier and Moorman. The agreements provide for, among other things, confidentiality obligations, invention assignment, and one-year non-compete obligations.

Potential Payments upon Termination or Change of Control

The table below describes the potential payments or benefits to our named executive officers upon a change of control and upon termination of employment without cause, both in connection with a change of control and not in connection with a change of control, as if each officer’s employment terminated as of December 31, 2012, pursuant to the agreements described above and the applicable equity incentive plan terms and award agreements.

Each severance amount is based on the named executive officer’s 2012 base salary.

The value of the vesting acceleration shown in the table below was calculated based on the assumption that the change of control, if applicable, occurred and the officer’s employment terminated on December 31, 2012 and that the fair market value per share of our common stock on the applicable date was $74.27, the closing market price on December 31, 2012. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the market price and the exercise price per share of the option.

Name	Benefit	Termination Without a Change of Control		Change of Control	Termination upon a Change of Control
Lanham Napier	Severance	—		—	—
Chief Executive Officer and Director	Bonus	—		—	—
	Award Acceleration	$55,702,500	(1)	—	$17,334,156	(2)

Karl Pichler	Severance	—		—	—
Chief Financial Officer, Senior Vice President and Treasurer	Bonus	—		—	—
	Award Acceleration	—		—	$2,380,741	(2)

Lewis J. Moorman	Severance	—		—	—
President, Chief Strategy Officer and Director	Bonus	—		—	—
	Award Acceleration	$14,854,000	(1)	—	$14,925,576	(2)

Suaad Sait	Severance	—		—	—
Chief Marketing Officer	Bonus	—		—	—
	Award Acceleration	—		—	$2,392,150	(2)

Joseph Saporito	Severance	—		—	—
Chief Accounting Officer	Bonus	—		—	—
	Award Acceleration	—		—	$1,222,614	(2)
Former Executive Officer:
Jim Lewandowski	Severance	—		—	—
Senior Vice President and Co-General Manager, Hybrid	Bonus	—		—	—
	Award Acceleration	—		—	—

(1)

Represents the acceleration of restricted stock units awarded to Mr. Napier and Mr. Moorman on February 25, 2009 as of December 31, 2012. The RSU grant provides that, in the event that Mr. Napier or Mr. Moorman is no longer an employee because of death, disability or a change of control, or if he is terminated without cause, he will be eligible to retain the RSU’s subject to their vesting conditions. Under the agreement, “cause” shall mean (i) willful engagement in illegal conduct or gross misconduct which is materially injurious to us, (ii) conviction of, or plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (iii) engagement in fraud, misappropriation or embezzlement resulting or intended to result directly or indirectly in a gain or substantial personal enrichment to the participant at our expense, (iv) material breach of any of our written policies, or (v) willful and continual failure substantially to perform his or her duties, which failure has continued for a period of at least 30 days.

(2)	Represents the acceleration of unvested options and restricted stock awarded to Messrs. Napier, Pichler, Moorman, Sait and Saporito as of December 31, 2012. Under the terms of our Amended and Restated 2007 Long Term Incentive Plan and Option Agreement, the unvested shares under an option or restricted stock grant will vest if there is a change in control and the employee is terminated without cause within one year of that change in control.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, with respect to shares of our common stock that may be issued, subject to certain vesting requirements, under our existing equity compensation plans, including our Amended and Restated 2007 Long Term Incentive Plan and our employee stock purchase plan:

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	11,832,742	(1)	$16.11	13,526,866	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	11,832,742		$16.11	13,526,866

(1)	Consists of 2,076,592 shares of common stock underlying outstanding options granted under our 2003 Stock Option Plan, 2005 Non-Qualified Stock Option Plan and Webmail.us, Inc. 2004 Stock Incentive Plan and 9,756,150 shares of common stock underlying outstanding options and restricted stock units granted under our 2007 Long Term Incentive Compensation Plan.

(2)	Includes 2,782,558 shares of common stock available for issuance under our employee stock purchase plan and 10,744,308 shares of common stock available for issuance under our 2007 Long Term Incentive Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 8, 2013 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each named executive officer included in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 138,007,315 shares of common stock outstanding at March 8, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 8, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”. Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218.

Shares Beneficially Owned
	(a)		(b)	(a) + (b)
Name of Beneficial Owner	Common Shares Currently Held (# of shares)		Common Shares That May Be Acquired Within 60 Days of March 8, 2013 (# of shares)	Total Beneficial Ownership (# of shares)	Percent of Class (%)
5% Stockholders:
Capital World Investors	14,596,325	(1)	—	14,596,325	10.6%
T. Rowe Price Associates, Inc.	9,126,126	(2)	—	9,126,126	6.6%
Baillie Gifford & Co.	7,323,616	(3)	—	7,323.616	5.3%
The Growth Fund of America, Inc.	8,795,625	(4)	—	8,795,625	6.4%
Jennison Associates LLC	8,480,622	(5)	—	8,480,622	6.1%
Prudential Financial, Inc.	8,526,431	(6)	—	8,526,431	6.2%

Directors and Executive Officers:
Graham Weston	18,959,966	(7)	—	18,959,966	13.7%
Palmer L. Moe	27,296		2,850	30,146	*
S. James Bishkin	71,326	(8)	2,850	74,176	*
George J. Still, Jr.	72,398	(9)	2,850	75,248	*
Fred Reichheld	57,418		2,850	60,268	*
Mark P. Mellin	13,573		2,850	16,423	*
Michael Sam Gilliland	1,502		2,850	4,352	*
A. Lanham Napier	4,535,035	(10)	1,494,012	6,029,047	4.3%
Karl Pichler	32,168		110,422	142,590	*
Suaad Sait	18,535		11,250	29,785	*
Jim Lewandowski	33,445	(11)	—	33,445	*
Lewis J. Moorman	1,087,588	(12)	329,984	1,417,572	1.0%
Joseph Saporito	847		2,665	3,512	*
All directors and executive officers as a group (18 people)	25,129,636		2,193,983	27,323,619	19.5%

*	Less than 1%.

(1)	The information provided is pursuant to the information provided in a Schedule 13G/A filed by Capital World Investors on March 7, 2013. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(2)	The information provided is pursuant to the information provided in a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 12, 2013. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(3)	The information provided is pursuant to the information provided in a Schedule 13G/A filed by Baillie Gifford & Co on February 7, 2013. The address of Baillie Gifford & Co. is Calton Square 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(4)	The information provided is pursuant to the information provided in a Schedule 13G filed by The Growth Fund of America, Inc. on February 13, 2013. The address of The Growth Fund of America, Inc. is 333 South Hope Street, Los Angeles, CA 90071.

(5)	The information provided is pursuant to the information provided in a Schedule 13G filed by Jennison Associates LLC. on February 11, 2013. The address of Jennison Associates LLC is 466 Lexington Avenue, New York, NY 10017.

(6)	The information provided is pursuant to the information provided in a Schedule 13G filed by Prudential Financial, Inc. on February 13 2013. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, NJ 07102-377.

(7)	Includes:

•	194,800 shares held directly by Mr. Weston;

•	15,278,564 shares held by Trout, Ltd.;

•	2,457,214 shares held by Wittington America, Ltd.;

•	7,054 shares held by Knightsbridge L.C.;

•	1,195 shares held by Overlord Capital, Inc.;

•	85,227 shares held by the Weston Remainderman Fund;

•	91,266 shares held by or for the benefit of family members, and

•	844,646 shares held by or for the Ruby USA Trust.

Mr. Weston, the Chairman of our Board of Directors, is the sole owner of Overlord Capital, Inc. and Knightsbridge, L.C., which is the general partner of Trout, Ltd. and Wittington America, Ltd. Mr. Weston’s children are the beneficiaries of the Weston Remainderman Fund trust. Mr. Weston disclaims any beneficial ownership of shares held by Trout, Ltd., Wittington America, Ltd., Knightsbridge L.C., Overlord Capital, Inc., Weston Remainderman Fund, and by or for the benefit of family members, except to the extent of any pecuniary interest therein.

(8)	Includes:

•	68,710 shares held directly by Mr. Bishkin; and

•	2,616 shares held by Bishkin 2000 Family, LP.

Mr. Bishkin is the general partner of the Bishkin 2000 Family, LP. Mr. Bishkin disclaims beneficial ownership of shares held by Bishkin 2000 Family, LP, except to the extent of any pecuniary interest therein.

(9)	Includes:

•	6,812 shares held directly by Mr. Still;

•	10,576 shares held by Norwest Venture Partners VIII, LP;

•	29,233 shares held by Still Family Trust; and

•	25,777 shares held by Still Family Partners.

Mr. Still is the managing partner of the general partner of Norwest Venture Partners VIII, LP, a trustee of the Still Family Trust, and a general partner of Still Family Partners. Mr. Still disclaims any beneficial ownership of shares held by Norwest Venture Partners VIII, LP, Still Family Trust, and Still Family Partners, except to the extent of his pecuniary interest therein.

(10)	Includes:

•	854,157 shares held directly by Mr. Napier;

•	3,643,386 shares held by HBSA,LP; and

•	37,492 shares held in trust for the benefit of Mr. Napier’s children.

Mr. Napier is the managing general partner and also a limited partner of HBSA, LP. Mr. Napier disclaims any beneficial ownership of shares held by HBSA, LP and in trust for the benefit of his children, except to the extent of any pecuniary interest therein.

(11)	Mr. Lewandowski served as Senior Vice President & General Manager until his resignation on October 8, 2012. The information presented in this table was derived from Mr. Lewandowski Form 4 filed on November 11, 2013.

(12)	Includes:

•	739,305 shares held directly by Mr. Moorman;

•	51,275 shares held by Mrs. Moorman;

•	187,665 shares held in trust for the benefit of Mr. Moorman’s children; and

•	109,343 shares held in trust of which Mr. Moorman is the beneficiary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Arrangements and Indemnification Agreements

We have entered into standard forms of employment agreements with some of our executive officers. See the section titled “Employment Contracts and Change of Control Agreements” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with Related Parties

We leased approximately 16,446 square feet for data center space in the Weston Centre from Santa Clara Land Company, Ltd., an affiliate of Mr. Weston. We entered into the Office Building Lease Agreement with Santa Clara Land Company, Ltd. on February 22, 2000, as amended March 30, 2000, December 9, 2004, and March 1, 2007. The most recent amendment extended the term of the lease to February 29, 2012 at a monthly basic rent of $28,781 or $21.00 per square foot per year. The March 1, 2007 amendment also provided for two additional five year renewal terms after the expiration of the primary lease term on the same terms and conditions as the current lease. We vacated all of the leased space in 2012 at the end of the lease term. Our Board of Directors discussed these leases as potential related party transactions and approved the terms of the leases as fair and in the best interests of the Company on February 28, 2007. The lease transaction has been reviewed annually by the Board or a Committee of the Board since 2007. We paid an aggregate of $92,850 to the Santa Clara Land Company, Ltd. during 2012 under these leases. Mr. Weston is a limited partner and minority interest holder in Santa Clara Land Company, Ltd. The dollar value of Mr. Weston’s interest in the above described transactions, without regard to the amount of profit or loss, would be approximately $25,998.

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Corporate Opportunity Waiver

Under the “corporate opportunity doctrine,” in certain circumstances our directors, officers and stockholders may have a duty to present to us matters that come before them that are within our line of business or would be deemed of interest to us. Pursuant to our restated certificate of incorporation, we have renounced any such duty with respect to our non-employee directors except where such matters are presented to them solely in their capacities as our directors. A company is permitted to renounce or waive its right to corporate opportunities under Section 122(17) of Delaware General Corporation Law. An example of when the corporate opportunity waiver could be applicable is in the event that a non-employee director was approached by a company that would like to be acquired, and which is engaged in a line of business that relates to our business. Under Delaware law, a director may, under certain circumstances, be obligated to present this kind of opportunity to the corporation for which they serve as a director. With the waiver set forth in our restated certificate of incorporation, we have eliminated uncertainty about this kind of question, and our non-employee directors would not have any obligation to present any such opportunities to us. Our non-employee directors would be free to pursue any such opportunities themselves, or to present them to another company, without notifying us or giving us any ability to participate. We chose to waive these rights in order to attract and retain highly qualified individuals to our Board of Directors who might be affiliated with venture funds or other investment entities that are likely to invest in other companies that may be presented with opportunities similar to those that might be deemed of interest to us. Since all of our non-employee directors are active investors or serve on the Boards of Directors of other companies, our Board of Directors desired to avoid any uncertainty as to their duties to the Company with respect to corporate opportunities. In addition, our Board of Directors considered the effect of not having the waiver in place on recruiting new directors and concluded that it would be more difficult to recruit new directors without the waiver.

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $100,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers, and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

In accordance with our Code of Business Conduct and Ethics, all transactions entered into in 2011 involving any of our directors or officers have been submitted to our Board of Directors for review and approval by our disinterested directors in accordance with Section  144 of the Delaware General Corporation Law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2012, we believe that all Reporting Persons complied with all applicable reporting requirements, except that the following Form 4’s were not filed timely: one Form 4 for Patrick Matthews for a sale of stock filed on November 13, 2012; one Form 4 for Palmer Moe for a sale of stock filed on March 1, 2012; one Form 4 for Lewis J. Moorman for a sale of stock filed on July 19, 2012; and one Form 4 for A. Lanham Napier for a sale of stock filed on November 13, 2012;. In addition, the following annual statements of changes in beneficial ownership on Form 5, all relating to stock gifts, were not filed timely: Lanham Napier (March 1, 2012) and William Palmer Moe (March 1, 2012).

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2014 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, including submissions for a nominee or nominees for one or more of our director positions, must submit the proposal to us no later than December 6, 2013, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed this Proxy Statement to stockholders in connection with the 2013 Annual Meeting. Pursuant to Rule 14a-4(c) of the Exchange Act and our bylaws, as amended, stockholders who intend to present a proposal at the 2014 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify us of such proposal no later than the close of business on the later of one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with this year’s Annual Meeting; provided, however, in the event the date of the 2014 Annual Meeting has been changed by more than thirty (30) days from the date of the 2013 Annual Meeting, notice by a stockholder of a proposal must be received no later than the close of business on the latter of one hundred twenty (120) calendar days in advance of the 2014 Annual Meeting and ten (10) calendar days following the date on which public announcement of the date of the 2014 Annual Meeting is first made. If we do not receive notification of the proposal within that time, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2014 Annual Meeting. Stockholder proposals must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the SEC.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2012. Copies of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2012, as filed with the SEC, is available free of charge on our website at http://ir.rackspace.com under the “Investor” section.

The Board of Directors of Rackspace Hosting, Inc.

April 5, 2013

RACKSPACE HOSTING, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 2, 2013

8:30 a.m. CDT

Rackspace Corporate Headquarters

5000 Walzem Road

San Antonio, Texas 78218

This proxy is solicited on behalf of the Board of Directors

for use at the Annual Meeting on May 2, 2013.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all of the Director Nominees in Item 1 and “FOR” Item 2.

By signing the proxy, you revoke all prior proxies and appoint Alan Schoenbaum and A. Lanham Napier, and each of them, with power to act without the other and with full power of substitution, to represent all your shares of common stock of Rackspace Hosting, Inc. which you are entitled to vote on, and to vote on all matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments, continuations or postponements thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

May 2, 2013

PROXY VOTING INSTRUCTIONS

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE

AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

☐ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ☐

☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS IN PROPOSAL ONE AND “FOR”
APPROVAL OF PROPOSALS TWO AND THREE

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE

For Against Abstain
1. ELECTION OF DIRECTORS (NOMINEES) A. Lanham Napier George J. Still, Jr. Michael Sam Gilliland	For Against Abstain ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2.	Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐ ☐ ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature	Signature	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.